                                                                    EXHIBIT 10.4



                          LOAN AND SECURITY AGREEMENT



                         DATED AS OF OCTOBER 30, 2001



                                 BY AND AMONG

               SALESLINK CORPORATION, INSOLUTIONS INCORPORATED,
                   ON-DEMAND SOLUTIONS, INC., PACIFIC DIRECT
       MARKETING CORP. AND SALESLINK MEXICO HOLDING CORP., AS BORROWERS,


                                  THE LENDERS


                                      AND


                      LASALLE BANK NATIONAL ASSOCIATION,
                           AS AGENT FOR THE LENDERS

                               TABLE OF CONTENTS
                               -----------------

       1.   DEFINITIONS AND INTERPRETATIONS....................................   1
       1.1  Definitions........................................................   1
       1.2  Accounting Terms...................................................  19
       1.3  Other Terms........................................................  19
       1.4  Interpretation.....................................................  19
       1.5  Multiple Borrowers.................................................  20

       2.   LOANS; GENERAL TERMS...............................................  20
       2.1  Credit Facilities..................................................  21
       2.2  Evidence of Debt...................................................  21
       2.3  Loan Accounts; Amount and Maintenance of Loans; Interest Rate Not
             Determined........................................................  21
       2.4  Interest Rate......................................................  22
       2.5  Borrowing Procedures...............................................  23
       2.6  General Provisions.................................................  24
       2.7  Conversion Options; Continuance....................................  24
       2.8  Requirements of Law................................................  25
       2.9  Illegality.........................................................  27
       2.10 Indemnity..........................................................  27
       2.11 Conditions Precedent...............................................  27
       2.12 Fees...............................................................  30
       2.13 Letters of Credit..................................................  30

       3.   PAYMENTS...........................................................  35
       3.1  Making of Payments.................................................  35
       3.2  Payment Terms......................................................  36
       3.3  Lockbox; Collection of Accounts and Payments.......................  37
       3.4  Application of Payments and Collections............................  38
       3.5  Records............................................................  38

       4.   COLLATERAL; GENERAL TERMS..........................................  38
       4.1  Security Interest..................................................  38
       4.2  Disclosure of Security Interest....................................  39
       4.3  Special Collateral.................................................  39
       4.4  Further Assurances.................................................  39
       4.5  Inspection.........................................................  40
       4.6  Location of Collateral.............................................  40
       4.7  Agent's Payment of Claims Asserted Against Borrowers...............  40
       4.8  Letter of Credit Rights............................................  40
       4.9  Commercial Tort Claims.............................................  41
       4.10 Electronic Chattel Paper and Transferable Records..................  41

                                       1
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
       5.   COLLATERAL; ACCOUNTS AND COLLATERAL MAINTENANCE....................  41
       5.1  Verification of Accounts and Inventory.............................  41
       5.2  Assignments, Records and Accounts and Inventory Report.............  41
       5.3  Notice Regarding Disputed Accounts.................................  41
       5.4  Sale or Encumbrance of Accounts....................................  42
       5.5  Equipment..........................................................  42
       5.6  Notice of Loss; Prohibition on Sale or Disposition.................  42
       5.7  Compliance with Buy Back Agreements................................  42

       6.   WARRANTIES AND REPRESENTATIONS.....................................  42
       6.1  General Warranties and Representations.............................  42
       6.2  Account Warranties and Representations.............................  46
       6.3  Automatic Warranty and Representations and Reaffirmation of
             Warranties and Representations....................................  47
       6.4  Survival of Warranties and Representations.........................  47

       7.   COVENANTS AND CONTINUING AGREEMENTS................................  47
       7.1  Financial Covenants................................................  47
       7.2  Affirmative Covenants..............................................  48
       7.3  Negative Covenants.................................................  51
       7.4  Contesting Charges.................................................  53
       7.5  Payment of Charges.................................................  53
       7.6  Insurance; Payment of Premiums.....................................  54
       7.7  Survival of Obligations Upon Termination of Agreement..............  54

       8.   EVENTS OF DEFAULT; RIGHTS OF REMEDIES..............................  55
       8.1  Event of Default...................................................  55
       8.2  Effect of Event of Default.........................................  57
       8.3  Remedies...........................................................  57
       8.4  Notice.............................................................  58
       8.5  Default Interest Rate..............................................  58
       8.6  Preservation of Rights.............................................  58
       8.7  Distributions......................................................  59
       8.8  Method of Adjustment...............................................  59

       9.   AGENT..............................................................  60
       9.1  Appointment and Authorization......................................  60
       9.2  Delegation of Duties...............................................  60
       9.3  Liability of Agent.................................................  60
       9.4  Reliance by Agents.................................................  61
       9.5  Notice of Default..................................................  61
       9.6  Credit Decision....................................................  61
       9.7  Indemnification....................................................  62
       9.8  Agent in Individual Capacity.......................................  63
       9.9  Successor Agent....................................................  63

                                       2
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
     10.    MISCELLANEOUS.....................................................   63
     10.1   Appointment of Agent as Each Borrower's Lawful Attorney-In-Fact...   63
     10.2   Modification of Agreement; Sale of Interest.......................   64
     10.3   Attorneys' Fees and Expenses; Agent and Each Lender's
              Out-of-Pocket Expenses..........................................   65
     10.4   No Offset; Right to Charge Accounts...............................   66
     10.5   Severability......................................................   66
     10.6   Parties; Entire Agreement.........................................   66
     10.7   Conflict of Terms.................................................   67
     10.8   Waiver by Borrowers...............................................   67
     10.9   Waiver and Governing Law..........................................   67
     10.10  Notice............................................................   68
     10.11  Section Titles, Etc...............................................   69
     10.12  Mutilated, Destroyed, Lost and Stolen Notes.......................   69

     11.    CROSS-GUARANTY....................................................   70
     11.1   Cross-Guaranty....................................................   70
     11.2   Waivers by Borrowers..............................................   70
     11.3   Benefit of Guaranty...............................................   71
     11.4   Subordination of Subrogation, Etc.................................   71
     11.5   Election of Remedies..............................................   71
     11.6   Limitation........................................................   72
     11.7   Contribution with Respect to Guaranty Obligations.................   72
     11.8   Liability Cumulative..............................................   72

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

                          LOAN AND SECURITY AGREEMENT
                          ---------------------------


          THIS LOAN AND SECURITY AGREEMENT (this "AGREEMENT") is made as of the 30th day of October, 2001 by and among SALESLINK CORPORATION, a Delaware corporation, INSOLUTIONS INCORPORATED, a Delaware corporation, ON-DEMAND SOLUTIONS, INC., a Massachusetts corporation, PACIFIC DIRECT MARKETING CORP., a California corporation, SALESLINK MEXICO HOLDING CORP., a Delaware corporation (each herein called a "BORROWER" and collectively, the "BORROWERS"), the lenders party hereto (herein collectively called the "LENDERS" and each individually called a "LENDER") and LASALLE BANK NATIONAL ASSOCIATION, as a Lender and as Agent for the Lenders.

          WHEREAS, Borrowers desire to borrow funds and obtain other financial accommodations from Lenders, and Lenders are willing to make certain loans and provide other financial accommodations to Borrowers upon the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extension of credit previously, now or to be made to or for the benefit of Borrowers by Lenders, the parties agree as follows:

     1.   DEFINITIONS AND INTERPRETATIONS.
          -------------------------------

     1.1 DEFINITIONS. When used in this Agreement, the following terms shall have the following meanings:

          "ACCOUNTS" shall mean all accounts (including without limitation all right to payment for services rendered or goods sold or leased), contract rights, leases, chattel paper, instruments, life insurance policies, notes and documents, whether now owned or to be acquired by any Borrower.

          "ACCOUNT DEBTOR" shall mean any Person who is or who may become obligated to any Borrower under, with respect to, or on account of an Account.

          "ACCOUNTS AND INVENTORY REPORT" shall mean a report delivered to Agent by Borrowers, in accordance with Section 7.2(C)(vi), consisting of (i) a trial balance of all Accounts existing as of the last day of the month preceding the date of such Accounts and Inventory Report, specifying for each Account Debtor obligated on the Accounts, such Account Debtor's name and outstanding balance, (ii) an aging of such Accounts, (iii) a list of all billings booked in advance as of such day, (iv) an inventory listing, and (v) any other information reasonably required herein.

          "AFFILIATE" shall mean any and all Persons which, in the reasonable judgment of Agent, directly or indirectly, own or control, are controlled by or are under common control with a Borrower, and any and all Persons from whom, in the reasonable judgment of Agent, a Borrower has not or is not likely to exhibit independence of decision or action. For the purpose of this definition and where otherwise applicable herein, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, no Borrower shall be deemed to be an Affiliate of any other Borrower.

          "AGENT" shall mean LaSalle in its capacity as administrative, collateral and documentation agent for all of the Lenders and not in its individual capacity, and its successor appointed pursuant to Section 9.9.

          "AGENT-RELATED PERSONS" shall mean Agent and any successor agent arising under Section 9.9, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "AGGREGATE REVOLVING CREDIT COMMITMENT" shall mean the combined Revolving Credit Commitments of the Lenders, which shall initially be in the amount of $13,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

          "AGGREGATE TERM LOAN COMMITMENT" shall mean the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $12,000,000, as such amounts may be reduced from time to time pursuant to this Agreement.

          "ALLOCABLE AMOUNT" shall have the meaning ascribed to it in Section 11.7.

          "AMORTIZATION COMMENCEMENT DATE" shall mean the earlier of (i) the date on which the Aggregate Term Loan Commitment has been loaned to Borrowers in its entirety or (ii) October 30, 2002.

          "ANCILLARY AGREEMENTS" shall mean all Security Documents and all agreements, instruments and documents, including without limitation, notes, guaranties, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, environmental indemnity agreement, subordination agreements, trust account agreements and all other written matter whether previously, now, or to be executed by or on behalf of a Borrower or any other Person or delivered to Agent or any Lender with respect to this Agreement.

          "APPLICABLE MARGIN" shall mean (i) with respect to the Revolving Credit Facility, the percentage interest rate per annum, based upon the Senior Leverage Ratio set forth in the most recent Compliance Certificate, as indicated in the following chart:

            SENIOR LEVERAGE RATIO                        PERCENTAGE RATE
          -------------------------                      ---------------
          Less than 0.50:1.00                            1.25%
          Greater than or equal to
          0.50:1.00, but less than                       1.50%
          0.75:1.00
          Greater than or equal to
          0.75:1.00, but less than                       1.75%
          1.00:1.00
          Greater than or equal to
          1.00:1.00                                      2.00%

          and (ii) with respect to the Term Loan, the percentage interest rate per annum, based upon the Senior Leverage Ratio set forth in the most recent Compliance Certificate, as indicated in the following chart:

            SENIOR LEVERAGE RATIO                        PERCENTAGE RATE
          -------------------------                      ---------------
          Less than 0.50:1.00                            1.75%
          Greater than or equal to
          0.50:1.00, but less than                       2.00%
          0.75:1.00
          Greater than or equal to
          0.75:1.00, but less than                       2.25%
          1.00:1.00
          Greater than or equal to 1.00:1.00             2.50%

          "AVAILABILITY" shall mean at any time, the lesser of (i) the Aggregate Revolving Credit Commitment and (ii) the Borrowing Base, as determined on the basis of the most recent Borrowing Base Certificate.

        "BORROWING BASE" shall have the meaning ascribed to it in Section 2.1.

        "BORROWING BASE CERTIFICATE" shall have the meaning ascribed to it in
     Section 7.2(C)(v).

          "BUSINESS DAY" shall mean any day that is not a Saturday, Sunday or other day on which (i) commercial banks in the State of Illinois or the Commonwealth of Massachusetts or (ii) the New York Stock Exchange, are required or authorized by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term

     "Business Day" shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

          "BUY BACK AGREEMENT" shall mean an agreement between a Borrower(s) and a customer of such Borrower pursuant to which such customer agrees to purchase from such Borrower any Inventory that is in excess of such Borrower's then current requirements or which is obsolete, at a price that is not less than 100% of the original purchase price of such Inventory.

          "CASH FLOW LEVERAGE RATIO" shall mean as of any day the ratio of the then current amount of the consolidated Liabilities (excluding any Subordinated Debt) to consolidated EBITDA as of the end of the most recent fiscal quarter of Borrowers multiplied by four.

          "CAPITAL EXPENDITURES" shall mean for any period, the sum of all expenditures during that period that are or are to be included in "additions to property, plant or equipment" or a comparable item in the statement of cash flows of each Borrower, net of the amount of any reimbursement payments made to any Borrower by any third party in connection with any such expenditures.

          "CAPITALIZED LEASE OBLIGATIONS" shall mean for any period the amounts payable with respect to leases of tangible or intangible property of any character, however denoted, which is required by generally accepted accounting principles to be reflected as a liability on the face of the balance sheet.

          "CHARGES" shall mean all national, federal, state, county, city, municipal, or other governmental (including, without limitation, the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, Liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Liabilities, (iii) Borrowers' employees, payroll, income or gross receipts, (iv) Borrowers' ownership or use of any of its assets, or (v) any other aspect of Borrowers' respective businesses.

          "CLOSING" shall have the meaning ascribed to it in Section 2.11(A).

          "COLLATERAL" shall mean all of the Property and interests in Property described in Section 4.1 and all other Property and interests in Property which shall, from time to time, secure any part of the Liabilities.

        "COMMERCIAL TORT CLAIMS" shall mean commercial tort claims of any Borrower, including those specifically identified on Schedule T to this Agreement, as it may be amended from time to time.

        "COMMITMENT" means, for each Lender, the sum of its Revolving Loan Commitment and Term Loan Commitment.

        "COMPLIANCE CERTIFICATE" shall have the meaning ascribed to it in
     Section 2.11(A)(x).

          "DEBT SERVICE" shall mean, with reference to any period, the sum (without duplication) of (i) the aggregate amount of payments required to be made by Borrowers and their respective Subsidiaries during such period in respect of principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise), plus (ii) all Interest Expense paid in cash for such period determined in accordance with generally accepted accounting principles.

          "DEBT SERVICE COVERAGE RATIO" shall mean as at any date of measurement thereof, the ratio of consolidated EBITDA for the period of the most recently ended four consecutive quarters of Borrowers prior to such date minus any decreases in Working Capital for such period plus any increase in Working Capital for such period minus Capital Expenditures not financed with the proceeds of Long Term Debt for such period minus any dividends or distributions made by SalesLink to its shareholders for such period minus any Taxes due for such period to Debt Service with respect to the period commencing on the first day of Borrowers' fiscal year in which such day occurs and ending on such day.

          "DEFAULT" shall mean any event or condition which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

          "DOLLARS" and the symbol "$" shall mean the lawful currency of the United States of America.

          "EBITDA" shall mean with reference to any period (i) consolidated net income (or net deficit) of Borrowers and their respective Subsidiaries for such period as computed in accordance with generally accepted accounting principles consistently applied, plus (ii) (a) Interest Expense without duplication, Interest Expense shall not include interest that is paid in kind for such period, (b) all amounts deducted in arriving at such net income (net deficit) in respect of federal, state and local income taxes for such period and (c) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of such Persons.

          "ELIGIBLE COLLATERAL LOCATION" shall mean the locations identified on Exhibit G attached hereto, together with such other locations as to which Agent may, from time to time, agree, subject to Section 4.6 and such reasonable conditions as Agent may determine appropriate, including the execution and filing of appropriate financing statements and the obtaining of any lien waivers from any bailee, warehouseman, landlord, mortgagee or similarly situated Person who may have a Lien in or upon any Inventory at such location.

          "ELIGIBLE INVENTORY" means the aggregate amount of all Inventory (including raw materials) of Borrowers and their Subsidiaries that is subject to a Buy Back Agreement, valued on the first-in, first-out method of inventory valuation, less any inventory:

              (i) which is damaged, or not of merchantable quality, or has any defects that would affect the market value of such inventory; or

              (ii) which is located in Minnesota or New Jersey, unless a Borrower has qualified to do business in such State and has filed appropriate notices of business activities reports (or other appropriate filings) with the appropriate state authorities for the then current year; or

              (iii) which is consigned, in transit or the subject of a bill in lading or other title document; or

              (iv) which is not located at an Eligible Collateral Location; or

              (v) which Agent in its reasonable discretion determines not to treat as Eligible Inventory, including without limitation due to age, type, category or quantity (Agent shall notify Borrowers of any such determination within a reasonable time after it has been made); or

              (vi) which fails to meet or violates any warranty, representation or covenant contained in this Agreement or any related document or instrument relating to such Inventory; or

              (vii) which is subject to any Lien or security interest except in favor of Agent; or

              (viii) which is produced in violation of the Fair Labor Standards Act or is packaging or shipping material or general supplies; or

              (ix) which is not in good condition or does not meet in all material respects all material standards imposed by any Person having regulatory authority over such goods or their use and/or sale, is damaged or slow moving, is not currently saleable in the normal course of business or is saleable but requires repairs, repackaging or other cost and expense (other than normal and customary stocking costs).

          Borrowers agree that work in process inventory shall not be included in Eligible Inventory. Notwithstanding anything to the contrary herein, no Inventory owned by any Borrower or Subsidiary located outside of the United States shall be Eligible Inventory until such time as Agent shall have received evidence satisfactory to it, in its reasonable discretion, of the creation, perfection and the relative priority of a security interest in such Inventory in favor of Agent including an opinion of counsel to that effect acceptable to Agent in its reasonable discretion.

          "ELIGIBLE RECEIVABLES" means the aggregate amount of all accounts of each Borrower and its Subsidiaries arising in the ordinary course of such Borrower's or Subsidiary's business as presently conducted, valued at the lowest of invoice (adjusted for credits, returns or the like), book value or the amount reasonably expected by such Borrower or Subsidiary to be collected from the particular Account Debtor(s), less any accounts and related amounts:

              (i) which remain fully or partially unpaid for more than 90 days after their respective invoice dates; or

              (ii) which are not due and payable in full in accordance with such Borrower's credit and collection policy as disclosed by such Borrower to Agent; provided, however, that regardless of the terms of such credit and collection policy, no Eligible Receivable shall have a payment term which is greater than forty-five (45) days from the date of its related invoice; or

              (iii) which are owed by a particular Account Debtor if fifty percent (50%) or more of the balance owing by such Account Debtor has not been paid within 90 days of the invoice date; or

              (iv) with respect to which the Account Debtor is another Borrower or is a partner, shareholder, director, officer, employee, or agent of any such Borrower or is a Subsidiary or other Affiliate, except with respect to uBid, Inc.; or

              (v) with respect to which payment by the Account Debtor is or may be conditional, and accounts commonly known as "bill and hold" or accounts with a similar or like arrangement; or

              (vi) with respect to which the Account Debtor is not a resident or citizen of or otherwise located in the United States of America, or with respect to which the Account Debtor is not subject to service of process in the United States of America, unless such Borrower has furnished Agent with a letter of credit or account receivable insurance in at least the amount of the account acceptable as to form, substance and issuer to Agent in its sole discretion; or

              (vii) with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless all necessary steps are taken to comply with the Assignment of Claims Act of 1940, as amended, and all other necessary steps to perfect Agent's security interest in such account have been completed to Agent's satisfaction; or

              (viii) with respect to which such Borrower is or may become liable to the Account Debtor for goods sold or services rendered by such Account Debtor to Borrower; or

              (ix) with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor thereof or with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the Account Debtor; or

              (x) arising from a "sale on approval" or "sale or return"; or

              (xi) which are subject to any Lien or security interest except in favor of Agent, or are "bonded" or similar accounts; or

              (xii) which are owed by an Account Debtor which has a dispute with such Borrower, or as to which any adverse claim, dispute or litigation relates (including without limitation any claim that any amounts are not owed to such Borrower), but only in the amount of such adverse claim, dispute or litigation; or

              (xiii) which are owed by an Account Debtor which is located in Minnesota or New Jersey, unless such Borrower has qualified to do business in such State and has filed appropriate notices of business activities reports (or other appropriate filings) with the appropriate state authorities for the then current year; or

              (xiv) which are owed by an Account Debtor which (a) has filed a petition or (b) is subject to an involuntary petition under any section or chapter of the United States Bankruptcy Code or any similar law or regulation or has made a general assignment for the benefit of its creditors; or

              (xv) which fails to meet or violates any warranty, representation or covenant contained in this Agreement or any related document or instrument relating directly to Accounts; or

              (xvi) which the Agent deems, in its reasonable discretion, to be doubtful in their collection.

          Notwithstanding anything to the contrary herein, no Accounts which are owed to any Subsidiary that is not a resident of the United States shall be Eligible Receivables until such time as Agent shall have received evidence satisfactory to it, in its reasonable discretion, of the creation, perfection and the relative priority of a security interest in such Accounts in favor of Agent including an opinion of counsel to that effect acceptable to Agent in its reasonable discretion.

          "ENVIRONMENTAL LAWS" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

          "EQUIPMENT" shall mean all of Borrowers' and their respective Subsidiaries' now owned and to be acquired equipment and fixtures, including without limitation, furniture, machinery, vehicles and trade fixtures, together with any and all accessories, parts, appurtenances, substitutions and replacements.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EVENT OF DEFAULT" shall mean the occurrence or existence of any one or more of the events described in Section 8.1.

          "FINANCIALS" shall mean those financial statements of Borrowers and their respective Subsidiaries described on Exhibit A or delivered to Agent pursuant to Section 7.2(C).

          "GENERAL INTANGIBLES" shall mean all contract rights, choses in action, general intangibles, causes of action and all other intangible personal property of Borrowers and their respective Subsidiaries of every kind and nature (other than Accounts) now owned or to be acquired by Borrowers and their respective Subsidiaries. Without in any way limiting the generality of the foregoing, General Intangibles specifically includes, without limitation, all corporate or other business records, deposit accounts, inventions, designs, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade secrets, goodwill, copyrights, registrations, licenses, leasehold interests, franchises and tax refund claims owned by a Borrower or its Subsidiaries and all letters of credit, banker's acceptances, guarantee claims, security interests or other security held by or granted to a Borrower or its Subsidiaries to secure payment by an Account Debtor of any Accounts, letter of credit rights, payment intangibles, supporting obligations, Commercial Tort Claims, software and such other assets as Agent determines to be intangible in its sole and absolute discretion.

          "GUARANTOR PAYMENT" shall have the meaning ascribed to it in Section 11.7.

          "INDEBTEDNESS" shall mean all of Borrowers' or their respective Subsidiaries' liabilities, obligations and indebtedness to all Persons of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed, or otherwise, previously, now or to be owing, due, or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law, or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes (i) the Liabilities,
     (ii) all obligations or liabilities of any Person that are secured by any Lien, claim, encumbrance, or security interest upon property owned by a Borrower or a Subsidiary, even though such Borrower or such Subsidiary has not assumed or become liable for the payment thereof, (iii) all obligations or liabilities created or arising under any lease of real or personal property (including Capitalized Lease Obligations, but excluding operating leases), or conditional sale or other title retention agreement with respect to property used or acquired by a Borrower or a Subsidiary, even though the rights and remedies of the lessor, seller or lender, thereunder are limited to repossession of such property, (iv) all unfunded pension fund obligations and liabilities and
     (v) deferred Taxes.

          "INDEBTEDNESS FOR BORROWED MONEY" shall mean for any Person (without duplication) (i) all Indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including but not limited to the issuance of debt securities), (ii) all Indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than sixty (60) days past due), (iii) all Indebtedness secured by any Lien upon property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

          "INDEBTEDNESS TO TANGIBLE NET WORTH RATIO" shall mean as of any day the ratio of consolidated Indebtedness to consolidated Tangible Net Worth.

          "INDEMNIFIED LIABILITIES" shall have the meaning ascribed to it in
     Section 9.7.

          "INTEREST EXPENSE" shall mean for any period the sum of all interest charges on Indebtedness (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of Borrowers and their respective Subsidiaries for such period determined in accordance with generally accepted accounting principles.

          "INTEREST PAYMENT DATE" shall mean: (i) (a) with respect to any Prime Rate Loan, the first Business Day of each calendar month and the date of any conversion of such Prime Rate Loan into a LIBOR Loan and (b) with respect to any LIBOR Loan, the last day of the applicable Interest Period; provided, however, that for any LIBOR Loan having an Interest Period longer than three months, accrued interest shall also be payable on the last day of each three-month interval during such Interest Period; and (ii) for Prime Rate Loans and LIBOR Loans accrued interest shall be payable upon (a) the Revolving Credit Termination Date and the Term Loan Maturity Date, as applicable and (b) the date on which each such Loan is paid in full or otherwise satisfied.

          "INTEREST PERIOD" shall mean with respect to any LIBOR Loan (a) initially, the period commencing on the initial date of borrowing as set forth in the Notice of Borrowing or the conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by Borrowers in the Notice of Borrowing or Notice of Conversion, and (b) thereafter, each period commencing on and including the first day of the next Interest Period applicable to such LIBOR Loan and ending one, two, three, or six months thereafter, as selected by Borrowers in the Notice of Continuance described in Section 2.7(B); provided that the foregoing provisions relating to Interest Periods are subject to the following:

              (i) If any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day except if the result of such extension would be for such Interest Period to end in another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

              (ii) any Interest Period of a LIBOR Loan made pursuant to the Revolving Credit Facility that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date ;

              (iii) if Borrowers fail to give notice of the length of the Interest Period it requests with respect to the LIBOR Loan, it shall be deemed to have selected a LIBOR Loan of one month; and

              (iv) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          "INTEREST RATE" shall mean the interest rate determined in accordance with Section 2.4.

          "INVENTORY" shall mean all goods, inventory, merchandise, finished goods, component goods, packaging materials and other personal property including, without limitation, goods in transit, wherever located and whether now owned or to be acquired by any Borrower or any Subsidiary which is or may at any time be held for sale or lease, furnished under any contract of service or held as raw materials, work in process, supplies or materials used or consumed in Borrowers' and their respective Subsidiaries' business, and all such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by a Borrower.

        "ISSUANCE REQUEST" shall have the meaning ascribed to it in Section 2.13(D)

        "ISSUING LENDER" shall mean LaSalle in its capacity as issuer of any Letter of Credit.

        "LASALLE" shall mean LaSalle Bank National Association.

          "LETTER OF CREDIT" shall mean any letter of credit issued by the Issuing Lender for the account of a Borrower in accordance with Section 2.13.

          "LETTER OF CREDIT EXPIRY DATE" shall mean, with respect to any Letter of Credit, the date which is the earlier of (i) one (1) year after the date of issuance thereof or (ii) five (5) Business Days prior to the Revolving Credit Termination Date.

          "LETTER OF CREDIT FEES" shall have the meaning ascribed to it in
     Section 2.13(F).

          "LETTER OF CREDIT OBLIGATIONS" shall mean, as at the time of determination thereof, the sum of (a) the Reimbursement Obligations then outstanding and (b) the aggregate then undrawn face amount of the then outstanding Letters of Credit.

          "LETTER OF CREDIT SUBLIMIT" shall mean an aggregate amount of $4,000,000.

          "LIABILITIES" shall mean all of Borrowers' and their respective Subsidiaries' liabilities, obligations and indebtedness to Agent or any Lender of any and every kind and nature, whether primary, secondary, direct, absolute, contingent, fixed, or otherwise (including, without limitation, interest, charges, expenses, attorneys' fees and other sums chargeable to a Borrower or its Subsidiaries by Agent or any Lender, future advances made to or for the benefit of a Borrower and obligations of performance), whether arising under this Agreement, under any of the Ancillary Agreements or acquired by Agent or any Lender from any other source, whether previously, now or to be owing, arising, due, or payable from a Borrower or its Subsidiaries to Agent or any Lender, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law, or otherwise.

        "LIBOR LOAN" shall mean any Loan (or portion thereof) bearing interest at the LIBOR Rate, as designated by Borrowers in a Notice of Borrowing, Notice of Conversion or Notice of Continuance.

          "LIBOR RATE" shall mean with respect to each Interest Period for any LIBOR Loan the rate of interest per annum equal to the quotient of (i) the rate of interest per annum (expressed as a whole number) at which deposits in Dollars in immediately available funds are offered to Agent at approximately 11:00 a.m. (London, England time) two Business Days prior to the beginning of such Interest Period in the London interbank eurodollar market for a period equal to such Interest Period and in a Dollar amount equal or comparable to the principal amount of such LIBOR Loan, divided by
     (ii) a number equal to 1.0 minus the daily average for the applicable Interest Period of the maximum rate (expressed as a decimal) at which reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board (or any successor) under Regulation D on "eurocurrency liabilities" as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on the LIBOR Loans is determined by any category of extension of credit or other assets that includes loans by non-United States offices of any lender to United States residents) subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto (such LIBOR Rate to be adjusted to the next higher 1/16 of one percent). For purposes of this definition, the LIBOR Loans shall be deemed to be "eurocurrency liabilities" as defined in Regulation D.

          "LIEN" means any mortgage, pledge or lease of, security interest in or lien, charge, restriction or encumbrance on any Property of the Person involved in favor of or which secures any obligation to, any other Person.

          "LOAN" shall mean any advance made by Lenders to Borrowers under the Revolving Credit Facility or the Term Loan.

          "LONG TERM DEBT" shall mean any Indebtedness with a maturity of over one year from any date of determination.

          "NON-FUNDING LENDER" shall have the meaning ascribed to it in Section 3.1(B).

          "NOTES" shall mean, collectively, each Revolving Credit Note and each Term Note to be executed and delivered by Borrowers to each Lender on the Closing and which are described in Section 2.2.

          "NOTICE OF BORROWING" shall mean a Notice of Borrowing described in
     Section 2.5.

          "NOTICE OF CONTINUANCE" shall mean a Notice of Continuance described in Section 2.7(B).

          "NOTICE OF CONVERSION" shall mean a Notice of Conversion described in
     Section 2.7(A).

          "PARENT INTERCREDITOR AGREEMENT" shall mean the Parent Intercreditor Agreement described in Section 2.11(A)(xxi).

          "PARTICIPANT" shall mean any Person, now or at any time or times to be, participating with any Lender in the Loans made by such Lender to Borrowers pursuant to this Agreement and the Ancillary Agreements.

          "PERCENTAGE" shall mean, as to any Lender, the percentage which such Lender's Revolving Credit Commitment plus such Lender's Term Loan Commitment is of the Aggregate Revolving Credit Commitments plus the Aggregate Term Loan Commitment, as reflected in the records of the Agent. If the Term Loan Commitments have terminated, such Lender's "Percentage" of the Term Loan Commitments shall be deemed to be the percentage which the aggregate amount of such Lender's outstanding

     Term Loans to Borrowers is of the aggregate amount of all of the Lenders' outstanding Term Loans to Borrowers. If the Revolving Credit Commitments have terminated, such Lender's "Percentage" of the Revolving Credit Commitments shall be deemed to be the percentage which the aggregate amount of such Lender's outstanding Revolving Credit Loans to Borrowers plus all Reimbursement Obligations of Borrowers to such Lender is of the aggregate amount of all of the Lenders' outstanding Revolving Credit Loans to Borrowers plus the aggregate amount of all Reimbursement Obligations of Borrowers to all of the Lenders.

          "PERMITTED ACQUISITION" shall mean an acquisition of certain assets of Software Logistics Corporation and/or Adatsa; provided, that (a) Borrowers shall give Agent ten (10) Business Days prior notice of the closing of such acquisition, (b) the Borrower or a Subsidiary is the acquiror, (c) provisions limiting any break-up fee payable by the Borrower or Subsidiary that is party thereto on account of a breach of the acquisition agreement (the "Acquisition Agreement") setting forth the terms and conditions of such acquisition by the Borrower or Subsidiary party thereto prior to closing of such acquisition to 5% of the gross consideration payable by the Borrower or Subsidiary party to the Acquisition Agreement, (d) the aggregate consideration (regardless of the form thereof) payable by the Borrower or Subsidiary party to the acquisition agreement for such acquisition does not exceed $8,000,000, (e) in the case of an acquisition through a Subsidiary, and such Subsidiary is a Person organized under the laws of any State of the United States such Subsidiary shall become a Borrower contemporaneous with the closing of such acquisition, (f) in the case of an acquisition through a Subsidiary and such Subsidiary is a Person not organized under the laws of any State of the United States, Borrowers shall cause the pledge of 66% of the outstanding capital stock to Agent, for its benefit and for the benefit of the Lenders and (g) the Borrower or Subsidiary party to the Acquisition Agreement shall cause the acquisition agreement to be collaterally assigned to Agent, for its benefit and the benefit of the Lenders, each in a form satisfactory to Agent.

          "PERMITTED DEBT" shall mean:
          --------------

               (i)  the Liabilities;

               (ii) current unsecured Indebtedness arising in the ordinary course of business of Borrowers and their respective Subsidiaries, including trade payables, utility costs, payroll and benefit obligations, accrued tax liabilities and other non-extraordinary accounts payable but excluding Indebtedness for Borrowed Money;

               (iii)  the Subordinated Debt;

               (iv) Indebtedness incurred by Borrowers to any Person at a time no Default or Event of Default exists constituting Capitalized Lease Obligations provided that the aggregate amount of rent owed during the term of such leases at any time does not exceed $300,000.00 per fiscal year (the "EQUIPMENT DEBT"); and

             (v) such other Indebtedness outstanding on the date hereof and described on EXHIBIT B-1 attached hereto.

          "PERMITTED LIENS" shall mean:
          -----------------

              (i) Liens and encumbrances in favor of Agent, whether granted under or established by this Agreement, the Ancillary Agreements, or otherwise;

              (ii) subject to Section 7.4, Liens for taxes, assessments or other governmental charges incurred by a Borrower or its Subsidiaries in the ordinary course of business and for which no interest, late charge or penalty is attaching or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books;

              (iii) Liens, not delinquent, incurred by a Borrower or its Subsidiaries in the ordinary course of business created by statute in connection with worker's compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;

              (iv) Liens incurred by a Borrower or its Subsidiaries in favor of mechanics, materialmen, carriers, warehousemen, landlords or repairmen or other like statutory or common law Liens securing obligations incurred in good faith in the ordinary course of business that are not overdue for a period of more than 15 days or which are being contested in good faith;

              (v) Liens and encumbrances filed in favor of any lessor with respect to Equipment Debt;

              (vi) pledges and deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

              (vii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the property of any Borrower or Subsidiary or materially interfere with the ordinary conduct of the business of any Borrower or Subsidiary; and

              (viii) any existing Liens and encumbrances identified in EXHIBIT B-2 hereto to secure Indebtedness outstanding as of the date hereof.

          "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department).

          "PRIME RATE" shall mean the rate per annum equal to the prime rate of interest announced by LaSalle from time to time as its "PRIME RATE." Changes in interest charged under this Agreement on Prime Rate Loans, shall take effect on the date of each change in the Prime Rate, without further notice from LaSalle. The Prime Rate is not necessarily the lowest rate of interest charged by LaSalle in connection with extensions of credit.

          "PRIME RATE LOAN" shall mean any Loan (or portion thereof) bearing interest at the Prime Rate, as designated by Borrowers in the Notice of Borrowing, Notice of Conversion or Notice of Continuance.

          "PROPERTY" means any and all rights, titles and interests in and to any and all property whether real or personal, tangible (including cash) or intangible, and wherever situated and whether now owned or hereafter acquired.

          "REIMBURSEMENT AGREEMENT" shall mean a Master Letter of Credit Agreement substantially in the form of Exhibit Q hereto as such form may be amended by LaSalle from time to time and a letter of credit application and reimbursement agreement in such form as the Issuing Lender may from time to time employ in the ordinary course of business.

          "REIMBURSEMENT OBLIGATIONS" shall mean all amounts owed by any Borrower to the Issuing Lender or any other Lender (whether or not evidenced by any note or instrument), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, representing the principal of and interest on payments made by the Issuing Lender or any other Lender under or in connection with any Letter of Credit, including but not limited to, all unpaid drawings, fees, premiums, expenses, attorneys' fees, accountants' fees, capital adequacy charges, increased costs and similar costs and expenses owed or payable under this Agreement or any Letters of Credit, including but not limited to, the fees set forth in Section 2.13 hereof.

          "REPORTABLE EVENT" shall have the meaning ascribed to it in Section 6.1(O).

          "REQUIRED LENDERS" shall mean Lenders (other than Non-Funding Lenders) having aggregate percentages of 66-2/3% or more, or if the Commitments have been terminated 66-2/3% the aggregate outstanding principal amount of the outstanding Loans and Reimbursement Obligations.

          "REVOLVING CREDIT COMMITMENT" shall have the meaning ascribed to it in
     Section 2.1.

          "REVOLVING CREDIT FACILITY" shall have the meaning ascribed to it in
     Section 2.1.

          "REVOLVING CREDIT TERMINATION DATE" shall mean October 30, 2004.

          "SALESLINK" shall mean SalesLink Corporation, a Delaware corporation.

          "SALESLINK MEXICO" shall mean SalesLink Mexico Holding Corp., a Delaware corporation.

          "SALESLINK MEXICO PLEDGE AGREEMENT" shall have the meaning ascribed to it in Section 2.11(A)(xx).

          "SALESLINK PLEDGE AGREEMENT" shall mean the SalesLink Pledge Agreement described in Section 2.11(A)(xix).

          "SECURITY DOCUMENTS" shall mean this Agreement and all other agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, notices of assignment, schedules, assignments, mortgages and other written matter necessary or requested by Agent to create, perfect and maintain perfected Agent's security interest in the Collateral.

          "SENIOR LEVERAGE RATIO" shall mean as of any day the ratio of (i) the consolidated Liabilities plus consolidated Capitalized Lease Obligations which are not satisfactorily subordinated, in the reasonable opinion of Agent, to the Liabilities to (ii) consolidated EBITDA as of the end of the most recent fiscal quarter of Borrowers multiplied by four.

          "SOLVENT" shall mean with respect to any Person on a particular date, that on such date (a) the fair salable value of its property is greater than the fair present value of its liabilities (including for purposes of this definition all liabilities whether reflected on a balance sheet prepared or otherwise and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) the present fair salable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such

     Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

          "SUBORDINATED DEBT" shall mean all Indebtedness which is expressly subordinated to Agent, including without limitation, Indebtedness subordinated by the Parent Intercreditor Agreement, containing subordination provisions which are satisfactory to Agent in its sole discretion.

          "SPECIAL COLLATERAL" shall have the meaning ascribed to it in
     Section 4.3.

          "SUBSIDIARY" shall mean any corporation, partnership, limited liability company or other legal entity of which a Borrower owns directly or indirectly 50% or more of the outstanding voting stock or interests, or of which a Borrower has effective control by contract or otherwise.

          "TANGIBLE NET WORTH" shall mean the excess of total assets of Borrowers and their respective Subsidiaries over Indebtedness of Borrowers and their respective Subsidiaries (other than Subordinated Debt and any accrued interest thereon), total assets and Indebtedness each to be determined on a consolidated basis in accordance with generally accepted accounting principals consistently applied, excluding, however, from the determination of total assets (i) all notes receivable from officers and employees of Borrowers and their respective Subsidiaries, (ii) all assets which would be classified as intangible assets under generally accepted accounting principals, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and (iii) the write-up of assets above cost.

          "TAXES" shall mean for any fiscal year the federal, state, local and foreign taxes payable by each Borrower and their Subsidiaries.

          "TERM LOAN" shall have the meaning ascribed to it in Section 2.1.

          "TERM LOAN COMMITMENT" shall have the meaning ascribed to it in
     Section 2.1.

          "TERM LOAN MATURITY DATE" shall mean October 30, 2005.

          "UBID COLLATERAL ASSIGNMENT" shall have the meaning ascribed to it in
     Section 2.11(A)(xxii).

          "UCC" shall have the meaning ascribed to it in Section 1.3.

         "UNDERCOLLATERALIZED TERM LOAN BORROWINGS" shall mean (i) the total amount of Term Loan(s) then outstanding minus (ii) the appraised value of any assets of the Borrowers, as determined by an appraiser reasonably satisfactory to the Borrowers and the Agent. Any assets that have not been appraised shall be deemed to have no appraised value for the purposes of determining the calculation in the prior sentence.

          "WORKING CAPITAL" shall mean the excess of current assets of Borrowers and their respective Subsidiaries over current liabilities of Borrowers and their respective Subsidiaries, all as determined on a consolidated basis, but subject nevertheless to the expressed limitations and restrictions hereinafter set forth. There should be excluded from current assets all deferred assets, prepaid expenses and the surrender value of insurance.

     1.2 ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles.

     1.3 OTHER TERMS. All other terms, whether or not capitalized, contained in this Agreement which are not otherwise defined in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code of the State of Illinois (the "UCC") in effect from time to time, to the extent the same are used or defined therein.

     1.4 INTERPRETATION. In this Agreement and each Ancillary Agreement, unless a clear contrary intention appears:

              (i) the singular number includes the plural number and vice versa;

              (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by such documents, and reference to a Person in a particular capacity excludes such Person in any other capacity;

              (iii) reference to either gender includes the other gender;

              (iv) reference to any agreement (including this Agreement and the Schedules and Exhibits and the Ancillary Agreements) documents or instruments means such agreement, document or instrument as amended, modified, supplemented or replaced from time to time in accordance with the terms thereof and, if applicable, the terms hereof and the Ancillary Agreements, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

              (v) reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder;

              (vi) reference to any Article, Section, paragraph, clause, other subdivision, Schedule or Exhibit means such Article, Section, paragraph, clause or other subdivision of this Agreement or Schedule or Exhibit to this Agreement;

              (vii) "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

              (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

              (ix) relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

              (x) references herein to any Subsidiary shall apply only during such times as a Borrower has any Subsidiary.

     1.5 MULTIPLE BORROWERS. The term "Borrowers" refers to more than one corporation. The Borrowers hereby designate SalesLink to act on behalf of the Borrowers for all purposes under this Agreement, including, without limitation, the requesting of Loans hereunder, and reduction of any Commitment. Notice when given to SalesLink shall be sufficient notice to the Borrowers. Any document delivered to SalesLink shall be considered delivered to each of the Borrowers.

2.   LOANS; GENERAL TERMS.
     ---------------------

     2.1  CREDIT FACILITIES.

          (A) Revolving Line of Credit. Each Lender with a Revolving Loan Commitment severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make available for Borrowers' use, from time to time until the Revolving Credit Termination Date, upon request of the Borrowers in accordance with Section 2.5(A), certain Loans under a revolving line of credit (the "REVOLVING CREDIT FACILITY") in an aggregate amount not to exceed at any time outstanding the amount set forth opposite the Lender's name in Schedule 2.1(A) under the heading "REVOLVING CREDIT COMMITMENTS" (such amount as the same may be reduced from time to time, being referred to as such Lender's "REVOLVING CREDIT COMMITMENT"; provided, however, that the aggregate amount of Loans under the Revolving Credit Facility outstanding at any one time shall not exceed the lesser of:

              (i) the Aggregate Revolving Credit Commitment then in effect; and

              (ii) (A) (1) 80% of Eligible Receivables plus (2) 50% of Eligible Inventory minus (B) any Undercollateralized Term Loan Borrowings each as determined on the basis of the most recent Borrowing Base Certificate (such amount referred to herein as the "BORROWING BASE").

     During such period and subject to Section 3.2(C), the Revolving Credit Facility may be utilized by borrowing, repaying and reborrowing the Loans thereunder.

          (B) Term Loan. Each Lender with a Term Loan Commitment severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make available for Borrowers' use, from time to time until the Amortization Commencement Date, upon request of the Borrowers in accordance with Section 2.5(B), a term loan (the "TERM LOAN") in the amount set forth opposite such Lender's name in Schedule 2.1(B) under the heading "TERM LOAN COMMITMENTS" (such amount being referred to herein as such Lender's "TERM LOAN COMMITMENT"). In the event borrowings under the Term Loan are less than the Aggregate Term Loan Commitment on October __, 2002, no additional borrowings under the Term Loan shall be available. Repayments and prepayments of the Term Loan shall not be subject to reborrowing.

     2.2 EVIDENCE OF DEBT. The Revolving Credit Facility and the Loans made by each Lender to Borrowers thereunder shall be evidenced by a Revolving Credit Note payable to the order of such Lender, which note shall be in the form attached hereto as Exhibit C-1 in an amount equal to such Lender's Revolving Credit Commitment. The Term Loan and the Loans made by each Lender to Borrowers thereunder shall be evidenced by a Term Note payable to the order of such Lender, which note shall be in the form attached hereto as Exhibit C-2 in an amount equal to such Lender's Term Loan Commitment.

     2.3 LOAN ACCOUNTS; AMOUNT AND MAINTENANCE OF LOANS; INTEREST RATE NOT DETERMINED.

          (A) The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding, and such record shall, absent demonstrable error be conclusive evidence of the amount of the Loans made by the Lenders to Borrowers and the interest and payments thereon. Any failure to record or any error in doing so shall, however, limit or otherwise affect the obligation of Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans.

          (B) Amount and Maintenance of Loans. The Loans under the Revolving Credit Facility may be made and maintained as (i) Prime Rate Loans, (ii) LIBOR Loans, or (iii) a combination of Prime Rate Loans and LIBOR Loans. The Term Loans may be made and maintained as (i) Prime Rate Loans, (ii) LIBOR Loans or (iii) a combination of Prime Rate Loans and LIBOR Loans.
     The aggregate principal amount of each LIBOR Loan, whether new, converted or continued, shall not be less than $500,000. More than one borrowing may occur on the same date, but at no time shall there be outstanding more than five LIBOR Loans in the aggregate under the Revolving Credit Facility and five LIBOR Loans in the aggregate under the Term Loan. The amount of any Loan is also subject to the limits contained in Section
     2.1. No LIBOR Loan shall be made at any time a Default or Event of Default shall exist.

          (C) Inability to Determine Interest Rate. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers) that currency deposits in the amount of such LIBOR Loan are not generally available in the London Interbank market, or that the rate at which such currency deposits are being offered will not adequately and fairly reflect the cost to Agent of maintaining the principal amount of such LIBOR Loan during such Interest Period, Agent shall promptly, after such determination shall have been made, give facsimile notice of such determination to Borrowers and the Lenders, and, until Agent shall notify Borrowers and Lenders that the circumstances giving rise to such notice no longer exist, any request by Borrowers for the making of, conversion to or continuation of a LIBOR Loan shall be deemed to be a request for a Prime Rate Loan. Agent shall use its reasonable efforts to notify Borrowers of a change in the circumstances causing the LIBOR Loan to be unavailable but shall not incur any liability for any failure so to notify Borrowers.

     2.4 INTEREST RATE. Unless otherwise provided in a writing evidencing such Liabilities, Borrowers agree, jointly and severally, to pay Agent, for the benefit of each Lender interest on the outstanding principal balance of the Loans from time to time at a rate equal to (i) with respect to Prime Rate Loans, the Prime Rate and (ii) with respect to LIBOR Loans, the LIBOR Rate plus the Applicable Margin. The records of Agent as to the interest rate applicable to a particular advance shall be binding and conclusive absent manifest error. Interest shall be payable from the date of such advance of the Loan to the day of repayment of such advance. Interest shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable as provided in Section
3.2. Agent, for the ratable benefit of each Lender, reserves the right to charge Borrowers' checking account(s) for accrued interest on the applicable Interest Payment Date. In no contingency or event whatsoever shall the rate or amount of interest paid by Borrowers under this Agreement or any of the Ancillary Agreements exceed the maximum amount permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable. In the event that such a court determines that Agent or any Lender has received interest under this Agreement or under any Ancillary Agreement in excess of the maximum amount permitted by such law, (i) Agent or such Lender shall apply such excess to any unpaid principal owed by Borrowers to such Lender first, under the Revolving Credit Facility and second under the Term Loan or, if the amount of such excess exceeds the unpaid balance of such principal on both the Revolving Credit Facility and the Term Loan, such Lender shall promptly refund such excess interest to Borrowers and (ii) the provisions of this Agreement shall be deemed amended to provide for such permissible rate. All sums paid, or agreed to be paid, by Borrowers which are, or to be may be construed to be, compensation for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, spread and allocated throughout the term of all such indebtedness until the indebtedness is paid in full.

     2.5  BORROWING PROCEDURES.

          (A) In order to effect a Loan under the Revolving Credit Facility, an authorized officer of each of the Borrowers shall give Agent irrevocable written notice (in form and substance acceptable to Agent) or irrevocable telephone notice (immediately confirmed by such written notice by facsimile) not later than 11:00 a.m., Chicago time, on (i) the proposed borrowing date in the case of Prime Rate Loans, and (ii) the second Business Day prior to the proposed borrowing date in the case of LIBOR Loans (the "NOTICE OF BORROWING"). Borrowers hereby authorize Agent and each Lender to extend advances and make Loans to Borrowers based on written or telephone notice from an authorized officer of Borrowers. Each Notice of Borrowing shall specify the principal amount of the Loan to be made pursuant to such borrowing and the date of such borrowing (which shall be a Business Day), that the Loans are under the Revolving Credit Facility, whether the Loans being made pursuant to such borrowing are to be maintained as Prime Rate Loans or LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto. Promptly after receipt of such request, the Agent shall advise each Lender thereof. Not later than 2:30 p.m., Chicago time, on the date of a proposed borrowing, each Lender shall provide Agent, at the principal office of Agent in Chicago, with immediately available funds equal to such Lender's pro rata share of the borrowing, and subject to receipt by the Agent of the documents required under Section 2.11(B) with respect to such borrowing, if any are required, Agent shall pay over such funds received by it to Borrowers on the requested borrowing date.

          (B) In order to effect a Term Loan at any time prior to the Amortization Commencement Date, an authorized officer of each of the Borrowers shall give Agent a Notice of Borrowing not later than 11:00 a.m., Chicago time, on (i) the proposed borrowing date in the case of Prime Rate Loans, and (ii) the second Business Day prior to the proposed borrowing date in the case of LIBOR Loans. Borrowers hereby authorize Agent and each Lender to extend advances and make Loans to Borrowers based on written or telephone notice from an authorized officer of Borrowers. Each Notice of Borrowing shall specify the principal amount of the Loan to be made pursuant to such borrowing and the date of such borrowing (which shall be a Business Day), that the Loans are a Term Loan, whether the Loans being made pursuant to such borrowing are to be maintained as Prime Rate Loans or LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto. Promptly after receipt of such request, the Agent shall advise each Lender thereof. Not later than 2:30 p.m., Chicago time, on the date of a proposed borrowing, each Lender shall provide Agent, at the principal office of Agent in Chicago, with immediately available funds equal to such Lender's pro rata share of the borrowing, and subject to receipt by the Agent of the documents required under Section 2.11(B) with respect to such borrowing, if any are required, Agent shall pay over such funds received by it to Borrowers on the requested borrowing date. The Term Loan shall only be subject to borrowing on or prior to the Amortization Commencement Date and the commitment of each Lender with respect to such term loan facilities shall expire and terminate as of the Amortization Commencement Date.

     2.6  GENERAL PROVISIONS.

          (A) One Loan. All Loans and advances by each Lender to Borrowers under this Agreement and the Ancillary Agreements (whether made under the Revolving Credit Facility or the Term Loan) shall constitute one loan and all indebtedness and obligations of Borrowers to all of the Lenders under this Agreement and the Ancillary Agreements shall constitute one general obligation secured by the Collateral.

          (B) Events of Default. Each Lender may, in its sole discretion, refrain from making any Loans or extensions of credit to Borrowers under this Agreement or any Ancillary Agreement after the occurrence and during the continuation of an Event of Default.

     2.7  CONVERSION OPTIONS; CONTINUANCE.

          (A) Conversion Requirements. Provided that no Default or Event of Default has occurred and is continuing and subject to the terms and conditions of this Agreement, Borrowers may elect from time to time to convert a Prime Rate Loan, or any portion thereof, to a LIBOR Loan by Borrowers giving Agent at least two Business Days' prior irrevocable written notice of conversion, which notice must be in form and substance acceptable to Agent and received by Agent prior to 11:00 a.m. (Chicago time) (the "NOTICE OF CONVERSION"). If the date on which a Prime Rate Loan is to be converted to a LIBOR Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day, and during the period from such date to such succeeding Business Day, such Prime Rate Loan shall bear interest as if it were a Prime Rate Loan. All or any part of outstanding borrowings may be converted as provided herein. Subject to the terms and conditions of this Agreement, Borrowers may convert a LIBOR Loan into a Prime Rate Loan by Borrowers giving Agent a Notice of Conversion not later than 11:00 a.m. (Chicago time) on the desired conversion date. Promptly upon receipt of each Notice of Conversion, the Agent shall advise each Lender thereof.

          (B) Continuance. Any LIBOR Loan may be continued as such, in whole or in part, upon the expiration of an Interest Period with respect thereto if Borrowers gives Agent irrevocable written notice of continuance which notice must be in form and substance acceptable to Agent and received by Agent prior to 11:00 a.m. (Chicago time), at least two Business Days prior to the date of expiration of the Interest Period expiring with respect to the LIBOR Loan which is requested to be continued, specifying (i) the LIBOR Loan, or portion thereof, requested to be continued; (ii) the date of expiration of the Interest Period expiring with respect to the LIBOR Loan, or portion thereof, which is requested to be continued; and (iii) the length of the Interest Period with respect to such LIBOR Loan, or portion thereof, after the continuation thereof (the "NOTICE OF CONTINUANCE"); provided, that no LIBOR Loans may be continued as such when any

     Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period for such Loan. If Borrowers do not comply with the notice provisions of this clause (B), such LIBOR Loan shall be automatically converted to a Prime Rate Loan upon the expiration of the Interest Period with respect thereto. Promptly upon receipt of each Notice of Continuance, the Agent shall advise each Lender thereof.

          (C) Restatement of Representations and Warranties. Any Notice of Conversion or Notice of Continuance delivered pursuant to this Section 2.7 shall be deemed to be a representation that all of the representations and warranties of Borrowers contained in this Agreement shall then be true and correct as if made on such date, except to the extent that such representations and warranties expressly relate to an earlier date, and that no Default or Event of Default shall have occurred and be continuing.

     2.8  REQUIREMENTS OF LAW.

          (A) Increased Costs. Notwithstanding any other provisions herein, in the event that the introduction of or any change in any law, rule, regulation, treaty or directive or in the interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality or regulatory body:

              (i) subjects such Lender to any tax of any kind whatsoever with respect to this Agreement, the Notes, the Ancillary Agreement or the Loans made hereunder, or changes the basis of taxation of payments to such Lender of principal, interest or any other amount payable hereunder (except for changes in the rate of tax imposed on the overall net income of such Lender by the United States, any state or subdivision thereof);

              (ii) imposes, modifies, holds applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (which is not otherwise included in the determination of the LIBOR Rate hereunder); or

              (iii) imposes on any Lender or the London interbank market any other condition affecting this Agreement or the LIBOR Loans made by such Lender;

     and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making, continuing or maintaining or participating in LIBOR Loans, or to reduce any amount receivable thereunder or to increase the withholding taxes payable then, in any such case, Borrowers agree, jointly and severally, to pay such Lender, within 15 days after demand by such Lender, any additional amounts necessary to compensate such Lender on an after-tax basis for such additional cost or reduced amount receivable or increased withholding taxes payable which such Lender deems to be material as determined by such Lender with respect to this Agreement, the Notes, the other Ancillary Agreements or the Loans made hereunder.

          (B) Capital Adequacy. In the event that any Lender shall have determined that the adoption of any law, rule, regulation, treaty or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or application of any of the foregoing or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality or regulatory body, does or shall have the effect of reducing the rate of return on such Lender's or its parent's capital as a consequence of its obligations under this Agreement to a level below that which such Lender or such parent could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such parent's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Borrowers of a written request therefor, Borrowers agree, jointly and severally, to pay to such Lender, within 15 days after its demand, such additional amount or amounts as will compensate such Lender or such parent on an after-tax basis for such reduction; provided that such Lender is charging such amounts to similarly situated borrowers.

          (C) Certificate for Claim. If any Lender or its parent becomes entitled to claim any additional amounts pursuant to this Section 2.8, it shall promptly notify Borrowers, Agent and the other Lenders of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail any additional amounts payable pursuant to the foregoing sentence submitted by such Lender or its parent shall be conclusive and binding on Borrowers in the absence of manifest error. The provisions of this Section 2.8 shall survive the repayment of the Loans and the termination of this Agreement.

          (D) No Waiver. Failure on the part of any Lender or its parent to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such party's right to demand compensation with respect to such period or any other period. The protection of this Section 2.8 shall be available to such party regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed; provided, however, that if such party shall have recouped any amount therefore paid to it by Borrowers under this Section 2.8, such Lender shall pay to Borrowers an amount equal to the net recoupment so received by such party, as determined in good faith by such party.

          (E) Replacement of Lenders. If any Lender determines in accordance with Section 2.9 that, due to illegality, it is unable to make or maintain a LIBOR Loan or requests compensation under this Section 2.8, or if any Lender becomes a Non-Funding Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.2), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of Agent, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and unpaid Reimbursement Obligations), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under this Section 2.8 such assignment will result in a reduction of such compensation.

     2.9 ILLEGALITY. Any Lender may make or maintain LIBOR Loans at or for the credit of any branch, subsidiary or affiliate office inside or outside the United States or any international banking facility within the United States, as such Lender may elect from time to time. Notwithstanding any other provisions herein, if any law, rule, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to maintain LIBOR Loans as contemplated by this Agreement, the agreement of such Lender to make or maintain LIBOR Loans shall terminate and all outstanding LIBOR Loans shall be converted automatically to Prime Rate Loans, on the last day of the then current Interest Period or within such earlier period as required by law.

     2.10 INDEMNITY. Borrowers agree, jointly and severally, to indemnify any Lender and to hold such Lender harmless from any cost, loss or expense which such Lender may sustain or incur as a consequence of (i) Borrowers making a payment or prepayment of principal or interest on any LIBOR Loan (including, without limitation, through a conversion to the same or a different type of Loan or pursuant to Sections 2.3(B) and 2.9 above) on a day which is not the last day of an Interest Period with respect thereto (other than interest paid on the last day of a three month interval in respect of a LIBOR Loan having an Interest Period longer than three months), (ii) any failure by Borrowers to borrow or convert any Loan hereunder after a Notice of Borrowing or Notice of Conversion has been given (in the case of LIBOR Loans), (iii) default by Borrowers in making any prepayment after Borrowers have given a notice of prepayment and (iv) any acceleration of the maturity of the Loans in accordance with the terms of this Agreement, including, but not limited to, any such reasonable cost, loss or expense arising in liquidating the Loans and from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain the Loans hereunder. The provisions of this Section 2.10 shall survive the repayment of the Loans and the termination of this Agreement.

     2.11 CONDITIONS PRECEDENT. The obligations of each Lender to make Loans hereunder is subject to the following conditions precedent:

          (A) Initial Loan. On or prior to the date of the disbursement of the initial Loans (hereinafter called the "CLOSING"), Borrowers shall have delivered or caused to be delivered to Agent, each in form and substance satisfactory to Agent, the following:

              (i) The Notes, which shall be duly executed by each Borrower;

              (ii) Certified (as of the date of the Closing) copies of resolutions of each Borrower authorizing the execution, delivery and performance of this Agreement, the Notes, and each other document to be delivered pursuant hereto;

              (iii) A certificate (dated the date of the Closing) of each Borrower's corporate secretary as to the incumbency and signatures of the officers of such Borrower signing this Agreement, the Notes, and each other document to be delivered by such Borrower pursuant to this Agreement.

              (iv) A copy of each Borrower's charter and by-laws, together with a certificate (dated the date of the Closing) of such Borrower's corporate secretary, as applicable, to the effect that such charter and by-laws have not been amended since the date each document became effective;

              (v) For each Borrower, certificates, as of the most recent dates practicable, of the Secretary of State of such Borrower's state of organization and the Secretary of State of each state in which each Borrower is qualified as a foreign corporation, or in which it intends to do business following the receipt of proceeds of the Loans, as to the good standing of such Borrower;

              (vi) Pay-off letter from Fleet Bank (the "SENIOR LIENHOLDER"), indicating the amount necessary to retire the existing indebtedness of Borrowers to the senior lienholder and evidence, satisfactory to Agent, of the release of any and all Collateral in which the senior lienholder has a security interest;

              (vii) Financing statements regarding all Collateral, and filed in any and all offices and jurisdictions deemed appropriate by Agent in Agent's sole discretion;

              (viii) Uniform Commercial Code, tax lien, bankruptcy and judgment searches concerning each Borrower from all offices and jurisdictions deemed appropriate by Agent in Agent's sole discretion, showing no other filing of record with respect to the Collateral granted hereunder other than any financing statement filed by Agent;

              (ix) An opinion of counsel to Borrowers in substantially the form of Exhibit D attached hereto together with an opinion of special California counsel to Borrowers regarding certain matters relating to Pacific Direct Marketing Corp., a California corporation;

              (x) A Financial Condition and Compliance Certificate (a "COMPLIANCE CERTIFICATE") in the form of Exhibit E attached hereto dated the date of the Closing, signed by an authorized officer of each Borrower;

              (xi) A loss payable endorsement respecting each Borrower's casualty insurance in the form of Exhibit F attached hereto;

              (xii) Evidence of insurance in the form set forth in Section 7.6 or otherwise acceptable to Agent;

              (xiii) An initial Notice of Borrowing duly executed by each Borrower;

              (xiv)  Payment of the Closing Fee  referenced in Section 2.12(A);

              (xv) The initial Borrowing Base Certificate duly executed by each Borrower;

              (xvii) An authorization to pay proceeds letter executed by each Borrower in a form acceptable to Agent;

              (xviii) A field audit report relating to an inspection of the Collateral, acceptable to Agent in all respects;

              (xix) A SalesLink Pledge Agreement (a "SALESLINK PLEDGE AGREEMENT") in the form of Exhibit L attached hereto;

              (xx) A SalesLink Mexico Pledge Agreement (a "SALESLINK MEXICO PLEDGE AGREEMENT") in the form of Exhibit M attached hereto together with a consent of SalesLink Corporation;

              (xxi) A Parent Intercreditor Agreement (a "PARENT INTERCREDITOR AGREEMENT") in the form of Exhibit N attached hereto;

              (xxii) A uBid Collateral Assignment (a "UBID COLLATERAL ASSIGNMENT") in the form of Exhibit O attached hereto; and

              (xxiii) Such other documents as Agent shall reasonably determine to be necessary or desirable.

          (B) Additional Advances. At the time of (1) the Closing and (2) of each disbursement under the Revolving Credit Facility or the Term Loan (prior to the Amortization Commencement Date) after the Closing:

              (i) Each Borrower must be in full compliance with all of the terms and conditions of this Agreement and the Ancillary Agreements, and no Default or Event of Default shall have occurred and be continuing;

              (ii) No material adverse change shall have occurred in the business, assets, operations, financial or other condition of any Borrower or in Borrowers collective ability to pay the Loans since the date of this Agreement or since the Closing, as applicable;

              (iii) Each Borrower shall have good and marketable title to and ownership of the Collateral owned by it. The Collateral shall be free from any security interest, Lien or encumbrance except the Permitted Liens and no financing statement concerning the Collateral, excepting any filed on behalf of Agent and those listed on Exhibit B-2, is on file in any public office;

              (iv) Each of the representations and warranties set forth in
          Section 6 shall be true and correct as of such time;  and

              (v) After giving effect to the requested advance, the aggregate principal amount of all Loans outstanding under the Revolving Credit Facility shall not exceed the then current Availability.

     2.12 FEES.

          (A) Closing Fee. Borrowers agree, jointly and severally, to pay to Agent, for the ratable benefit of the Lenders at Closing a non-refundable closing fee in the amount of $75,000.

          (B) Non-Use Fee. Borrowers agree, jointly and severally, to pay to Agent, for the ratable benefit of the Lenders, (i) with respect to the Revolving Credit Facility, for the period commencing on the date hereof and continuing through the Revolving Credit Termination Date, a non-use fee at the rate of one-half of one percent (0.50%) per annum on the amount of the average daily unused portion of the Aggregate Revolving Credit Commitment and (ii) with respect to the Term Loan, for the period commencing on the date hereof and continuing through the Amortization Commencement Date, a non-use fee at the rate of one-half of one percent (0.50%) per annum on the amount of the average daily unused portion of the Aggregate Term Loan Commitment. Such non-use fees shall be payable by Borrowers, jointly and severally, in arrears on the last Business Day of each calendar month and on the Revolving Credit Termination Date and the Amortization Commencement Date. The non-use fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

     SECTION 2.13   LETTERS OF CREDIT.

         (A)  Issuance of Letters of Credit.

              (i) From and after the date hereof, the Issuing Lender agrees, upon the terms and conditions set forth in this Agreement, to issue at the request and for the account of Borrowers, one or more Letters of Credit; provided, however, that the Issuing Lender shall not be under any obligation to issue, and shall not issue, any Letter of Credit if
          (a) any order, judgment or decree of any governmental authority with jurisdiction over the Issuing Lender shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of Letters of Credit in particular or shall impose upon the Issuing Lender with respect to any Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to the Issuing Lender as of the date of this Agreement and which the Issuing Lender in good faith deems material to it (the Issuing Lender shall promptly notify Borrowers of any event which, in the judgment of the Issuing Lender, would preclude the issuance of a Letter of Credit pursuant to this clause); (b) one or more of the conditions to such issuance contained in Section 2.11 is not then satisfied; or (c) after giving effect to such issuance, the aggregate outstanding amount of the Letter of Credit Obligations would exceed the Letter of Credit Sublimit.

              (ii) In no event shall: (a) the aggregate amount of the Letter of Credit Obligations at any time exceed the Letter of Credit Sublimit;
          (b) the sum at any time of (1) the aggregate amount of Letter of Credit Obligations and (2) the aggregate principal balance of all outstanding Loans issued pursuant to the Revolving Credit Facility exceed the lesser of the then current Availability and the Borrowing Base; or (c) the expiration date of any Letter of Credit (including, without limitation, Letters of Credit issued with an automatic "evergreen" provision providing for renewal absent advance notice by Borrowers or the Issuing Lender), or the date for payment of any draft presented thereunder and accepted by the Issuing Lender, be later than the Letter of Credit Expiry Date.

          (B) Participating Interests. Immediately upon the issuance by the Issuing Lender of a Letter of Credit in accordance with Section 2.13(A), each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse, representation or warranty, an undivided participation interest equal to its Percentage of the face amount of such Letter of Credit and each draw paid by the Issuing Lender thereunder. Each Lender's obligation to pay its proportionate share of all draws under the Letters of Credit, absent gross negligence or willful misconduct by the Issuing Lender in honoring any such draw, shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.

         (C) Letter of Credit Reimbursement Obligations.

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

              (i) (a) Borrowers agree to pay to the Issuing Lender (1) on each date that any amount is drawn under each Letter of Credit a sum (and interest on such sum as provided in clause (2) below) equal to the amount so drawn plus all other charges and expenses with respect thereto or in the applicable Reimbursement Agreement and (2) interest on any and all amounts remaining unpaid under this Section 2.13 until payment in full at the Prime Rate plus 2.00% per annum. Borrowers agree to pay to the Issuing Lender the amount of all Reimbursement Obligations owing in respect of any Letter of Credit immediately when due, under all circumstances, including, without limitation, any of the following circumstances: (w) any lack of validity or enforceability of this Agreement or any Ancillary Agreements executed pursuant hereto; (x) the existence of any claim, set-off, defense or other right which Borrowers may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrowers and the beneficiary named in any Letter of Credit); (y) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined in good faith complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect; or (z) the surrender or material impairment of any security for the performance or observance of any of the terms hereof.

              (ii) Notwithstanding any provisions to the contrary in any Reimbursement Agreement, Borrowers agree to reimburse the Issuing Lender for amounts which the Issuing Lender pays under such Letter of Credit no later than the time specified in this Agreement. If the Borrowers do not pay any such Reimbursement Obligations when due, the Borrowers shall be deemed to have immediately requested that the Banks make a Prime Rate Loan under this Agreement in a principal amount equal to such unreimbursed Reimbursement Obligations. The Agent shall promptly notify the Lenders of such deemed request and, without the necessity of compliance with the requirements of Sections 2.1 and 2.11, each Lender shall make available to the Agent its Loan in the manner prescribed for Prime Rate Loans. The proceeds of such Loans shall be paid over by the Agent to the Issuing Lender for the account of Borrowers in satisfaction of such unreimbursed Reimbursement Obligations, which shall thereupon be deemed satisfied by the proceeds of, and replaced by, such Prime Rate Loan.

             (iii) If the Issuing Lender makes a payment on account of any Letter of Credit and is not concurrently reimbursed therefore by Borrowers and if for any reason a Prime Rate Loan may not be made pursuant to Section 2.13(C)(ii), then as promptly as practical during normal banking hours on the date of its receipt of such notice or, if not practicable on such date, not later than noon (Chicago time) on the Business Day immediately succeeding such date of notification, each Lender shall deliver to the Agent for the account of the Issuing Lender, in immediately available funds, the purchase price for such Lender's interest in such unreimbursed Reimbursement Obligations, which shall be an amount equal to such Lender's pro-rata share of such payment. Each Lender shall, upon demand by the Issuing Lender, pay the Issuing Lender interest on such Lender's pro-rata share of such draw from the date of payment by the Issuing Lender on account of such Letter of Credit until the date of delivery of such funds to the Issuing Lender by such Lender at a rate per annum, computed for actual days elapsed based on a 360-day year, equal to the federal funds rate for such period; provided, that such payments shall be made by such Lender only in the event and to the extent that the Issuing Lender is not reimbursed in full by Borrowers for interest on the amount of any draw on the Letters of Credit.

              (iv) At any time after the Issuing Lender has made a payment on account of any Letter of Credit and has received from any other Lender such Lender's pro-rata share of such payment, the Issuing Lender shall, forthwith upon its receipt of any reimbursement (in whole or in part) by Borrowers for such payment, or of any other amount from Borrowers or any other Person in respect of such payment (including, without limitation, any payment of interest or penalty fees and any payment under any collateral account agreement of the Borrowers or any Ancillary Agreements executed pursuant hereto but excluding any transfer of funds from any other Lender pursuant to Section 2.13(C)(ii)), transfer to such other Lender such other Lender's ratable share of such reimbursement or other amount; provided, that interest shall accrue for the benefit of such Lender from the time the Issuing Lender has made a payment on account of any Letter of Credit; provided, further, that in the event that the receipt by the Issuing Lender of such reimbursement or other amount is found to have been a transfer in fraud of creditors or a preferential payment under the Bankruptcy Code or is otherwise required to be returned, such Lender shall promptly return to the Issuing Lender any portion thereof previously transferred by the Issuing Lender to such Lender, but without interest to the extent that interest is not payable by the Issuing Lender in connection therewith.

          (D) Procedure for Issuance. Prior to the issuance of each Letter of Credit, and as a condition of such issuance, Borrowers shall deliver to the Issuing Lender (with a copy to the Agent) a Reimbursement Agreement signed by the Borrowers, together with such other documents or items as may be required pursuant to the terms thereof, and the proposed form and content of such Letter of Credit shall be reasonably satisfactory to the Issuing Lender. Each Letter of Credit shall be issued no earlier than two (2) Business Days after delivery of the foregoing documents, which delivery may be by Borrowers to the Issuing Lender by facsimile transmission, telex or other electronic means followed by delivery of executed originals within five days thereafter. The documents so delivered shall be in compliance with the requirements set forth in Section 2.13(A), and shall specify therein (i) the stated amount of the Letter of Credit requested, (ii) the effective date of issuance of such requested Letter of Credit, which shall be a Business

     Day, (iii) the date on which such requested Letter of Credit is to expire,
     (iv) the entity for whose benefit the requested Letter of Credit is to be issued, which shall be a Borrower and (v) the aggregate amount of Letter of Credit Obligations which are outstanding and which will be outstanding after giving effect to the requested Letter of Credit issuance. The delivery of the foregoing documents and information shall constitute an "ISSUANCE REQUEST" for purposes of this Agreement. Subject to the terms and conditions of Section 2.13(A) and provided that the applicable conditions set forth in Section 2.11 hereof have been satisfied, the Issuing Lender shall, on the requested date, issue a Letter of Credit on behalf of Borrowers in accordance with the Issuing Lender's usual and customary business practices. In addition, any amendment of an existing Letter of Credit shall be deemed to be an issuance of a new Letter of Credit and shall be subject to the requirements set forth above. The Issuing Lender shall give the Agent prompt written notice of the issuance of any Letter of Credit.

          (E) Nature of the Lenders' Obligations.

              (i) As between Borrowers and the Lenders, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of a Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Issuing Lender in order to draw upon such Letter of Credit (other than a failure to satisfy documentary conditions to drawing where payment of the Letter of Credit despite such failure would constitute gross negligence or willful misconduct of the Issuing Lender); (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, facsimile transmission, telex or otherwise;
          (v) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (vi) any consequences arising from causes beyond control of the Issuing Lender.

              (ii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth (including in Section 2.13(C)), any action taken or omitted by the Issuing Lender under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Agent or any Lender under any resulting liability to Borrowers or relieve Borrowers of any of its obligations hereunder to the Issuing Lender or any such Person.

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

          (F) Compensation for Letters of Credit. Borrowers shall pay to Agent (for the benefit of the Issuing Lender and the other Lenders) on the first Business Day of each calendar quarter, in arrears, a letter of credit fee at a rate per annum (the "LETTER OF CREDIT FEES") equal to the Applicable Margin for Loans made under the Revolving Credit Facility per annum of the stated amount of each Letter of Credit. In addition, the Borrower shall pay to the Agent (for the benefit of the Issuing Lender and the other Lenders) any other processing, issuance, amendment or other similar fees customarily charged in connection with Letters of Credit, together with the Issuing Lender's out-of-pocket costs of issuing and servicing letters of credit. All Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

3.   PAYMENTS.
     --------

     3.1  MAKING OF PAYMENTS.

          (A) All payments and prepayments of principal of, or interest on, the Notes shall be made by Borrowers to the Agent in immediately available funds for the account of the holders of the Notes pro rata according to the respective unpaid amounts of principal or interest, as the case may be, owed to such holders. All payments of non-use fees shall be made by Borrowers to the Agent for the account of the Lenders pro rata according to their respective Percentages. All such payments shall be made to the Agent at its office in Chicago, not later than 12:30 p.m. Chicago time, on the date due, and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day. The Agent shall, on the Business Day a payment is deemed to be received in collected funds by it, remit to each Lender or other holder of a Note its share of such payment.

          (B) Unless Borrowers or a Lender, as the case may be, notify the Agent prior to the date on which it is scheduled to make payment to the Agent of
     (i) in the case of a Lender, the proceeds of a Loan under the Revolving Credit Facility or a Term Loan, or (ii) in the case of Borrowers, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If Borrowers have not in fact made such payment to the Agent, the Lenders shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the federal funds rate for such day.
     If any Lender has not in fact made such payment to the Agent (such a Lender herein called a "NON-FUNDING LENDER"), such Non-Funding Lender or Borrowers shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Non-Funding Lender, an amount equal to $200 plus the federal funds effective rate for such day or (ii) in the case of payment by Borrowers, the interest rate applicable to the relevant Revolving Loan or Term Loan (it being understood and agreed that prior to making a request pursuant to this clause (ii) the Agent will use its best efforts to request the Lenders (other than a Non-Funding Lender) to reallocate such amount among the Lenders (other than a Non-Funding Lender) subject to Sections 2.1(A) or (B), as applicable.

     3.2  PAYMENT TERMS.

          (A) General. All of the Liabilities shall be paid to Agent at the address set forth in Section 10.10. Subject to the remainder of this
     Section 3.2 and Section 8.2, the Liabilities will be payable as follows:

              (i) accrued interest shall be payable in arrears on the applicable Interest Payment Date;

              (ii) fees, costs, expenses and similar charges shall be payable as and when provided for in this Agreement or the Ancillary Agreements;

              (iii) the then outstanding principal balance of the Revolving Credit Facility shall be payable in full on the Revolving Credit Termination Date; and

              (iv) the then outstanding principal balance of the Term Loan shall be payable in full on the Term Loan Maturity Date.

     Except as otherwise set forth herein (including, but not limited to Section
     2.10 hereof), Borrowers may prepay all or any portion of the Loans upon notice from Borrowers to Agent at least one (1) day before the date of prepayment, without penalty or premium, at any time and from time to time; provided, that, all prepayments of principal shall include interest accrued to the date of prepayment on the principal amount being prepaid. After maturity (whether upon acceleration or otherwise) of any Liabilities, accrued interest on such Liabilities shall be payable upon demand.

          (B) Scheduled Reductions of Term Loan. The Term Loan shall be payable in quarterly principal installments on the first Business Day of each of Borrowers' fiscal quarters, commencing on the first such day occurring after the Amortization Commencement Date such that the outstanding unpaid principal balance of the Term Loan shall amortize in twenty (20) equal quarterly installments of principal. The quarterly payment amount shall be calculated by dividing the outstanding unpaid principal balance of the Term Loan on the Amortization Commencement Date by 20. The principal amount of the Term Loan outstanding, and all accrued and unpaid interest with respect to the Term Loan, shall be due and payable on the Term Loan Maturity Date.

          (C) Mandatory Prepayment. Borrowers shall not permit the aggregate principal amount of Loans outstanding under the Revolving Credit Facility at any time to exceed the Availability. Borrowers agree, jointly and severally, to make such payments to Agent on such outstanding Loans which are necessary to cure any such excess within two Business Days after the occurrence thereof. No Lender shall be under an obligation to make Loans under the Revolving Credit Facility during the period that any such excess exists or would result from making a Loan. Any amount repaid under this
     Section 3.2(C) may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

     3.3  LOCKBOX; COLLECTION OF ACCOUNTS AND PAYMENTS.

          (A) Lockbox. Borrowers shall establish a special account as a lockbox in Borrowers' name with Agent, upon such terms as are required by Agent, to which Borrowers and their respective Subsidiaries will cause all Account Debtors to send all remittances on Accounts and all customers party to Buy Back Agreements to send all remittances related to any purchases by such customers pursuant to such Buy Back Agreements. If received directly by a Borrower or a Subsidiary, such Borrower or Subsidiary will immediately deposit in such special account all remittances and proceeds of the Collateral in the identical form in which such payment was made, whether by cash or check. Borrowers agree that upon the occurrence and during the continuation of a Default or an Event of Default, all payments made to such special account or otherwise received by Agent, whether on the Accounts, on any Buy Back Agreement or as proceeds of other Collateral or otherwise, will be the sole and exclusive property of Agent for the benefit of Agent and the Lenders and will be applied on account of the Liabilities. So long as no Default or an Event of Default has shall have occurred and be continuing, Borrowers shall be entitled to direct the use of the funds maintained in such special account in accordance with the terms of this Agreement. Two (2) Business Days after Agent's receipt of good funds, Agent will credit (conditional upon final collection) all payments received through the special account to the Liabilities. Each Borrower, its Subsidiaries and any Affiliates, shareholders, directors, officers, employees, agents of such Borrower and its Subsidiaries and all Persons acting for or in concert with such Borrower shall, acting as trustee for Agent, receive, as the sole and exclusive property of Agent for the benefit of Agent and the Lenders, any monies, checks, notes, drafts or any other payments relating to or proceeds of Accounts, Buy Back Agreements or other Collateral which come into their possession or under their control and immediately upon receipt, shall remit the same or cause the same to be remitted, in kind, to Agent, at Agent's address set forth in Section 10.10. Borrowers agree, jointly and severally, to pay to Agent any and all reasonable fees, costs and expenses (if any) which Agent incurs in connection with opening and maintaining the special account and depositing for collection by Agent any check or item of payment received or delivered to Agent on account of the Liabilities.

          (B)  Limitation of Liability.

              (i) Agent shall have no liability to Borrowers other than that imposed upon it by law for its failure to exercise ordinary care with respect to the lockbox established hereunder. Establishment of and substantial compliance with the procedures set forth herein or in other documents related to the lockbox by Agent shall be deemed to constitute the exercise of ordinary care. A mere inadvertence or honest mistake of judgment will not constitute a failure to exercise ordinary care, and in no case will be deemed wrongful. Agent shall not be liable for consequential, indirect or special damages, even if it has been advised of the possibility that they exist. Agent shall have no liability for mail not bearing a complete and proper address.

              (ii) Agent shall not be liable for failure to perform any services under this Agreement within the time provided therefore in the event and to the extent that such failure arises out of war, civil commotion, an act of God, accident, interruption of power supplies or other utility or service, strikes or lockouts, delay in transportation, legislative action, government regulations or interferences, or any other event beyond Agent's control.

              (iii) In the event Agent becomes involved in controversies or litigation with any third party or parties involving or relating to the services provided for herein to Borrowers, Borrowers agree, jointly and severally, to indemnify Agent against any claims, costs, damages and liabilities, including reasonable attorneys' fees and court costs incurred by or asserted against Agent to or by such third party or parties, excluding claims, costs, damages and liabilities resulting from Agent's gross negligence or willful misconduct. This indemnity shall survive the termination of this Agreement.

     3.4 APPLICATION OF PAYMENTS AND COLLECTIONS. Subject to the rights of the Borrowers to direct funds under Section 3.3(A), Borrowers irrevocably waive the right to direct the application of payments and collections received by Agent and/or any Lender from or on behalf of Borrowers, and Borrowers agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections against the Liabilities in such manner as Agent may deem appropriate, notwithstanding any entry by Agent upon any of its books and records. To the extent that Borrowers make a payment or payments to Agent or Agent receives any payment or proceeds of the Collateral for Borrowers' benefit, which payment(s) or proceeds are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or proceeds received, the Liabilities intended to be satisfied shall be revived and shall continue in full force and effect, as if such payments or proceeds had not been received by Agent. Interest shall be payable out of the first collections received with respect to any proceeds of Collateral.

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

     3.5 RECORDS. All advances to Borrowers, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by Agent in its internal data control systems showing the date, amount and reason for each such debit or credit.

4.   COLLATERAL; GENERAL TERMS.
     -------------------------

     4.1 SECURITY INTEREST. To secure the prompt payment to each Lender of the Liabilities, each Borrower grants to Agent, for the benefit of the Agent and the Lenders, a continuing security interest in and to all of such Borrower's Property including the following Property and interest in Property of such Borrower, whether now owned or existing or to be acquired or arising and wherever located: (i) all Accounts, Inventory, Equipment, General Intangibles, tax refunds, chattel paper, instruments, letters of credit, investment property, including, without limitation, stocks, bonds, interests in limited liability companies, partnership interests, securities, certificates of deposit, mutual fund shares, securities entitlements, including, without limitation, all of each Borrower's rights to any securities account, any free credit balance or other money owing by any securities intermediary with respect to such account, all securities and commodities held by Agent or any of its Affiliates, all commodity contracts held by any Borrower and all commodity accounts held by any Borrower, documents and documents of title evidencing or issued with respect to any of the foregoing; (ii) all of such Borrower's deposit accounts (general or special) with and credits and other claims against Agent or any Lender; (iii) all of such Borrower's now owned or to be acquired monies, and any and all other property of such Borrower now or to be coming into the actual possession, custody or control of Agent, any Lender or any agent or affiliate of any Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); (iv) all insurance proceeds of or relating to any of the foregoing; (v) all of such Borrower's books and records, including without limitation customer lists, credit files, computer programs, printouts and other materials, relating to any of the foregoing; and (vi) all accessions and additions to, substitutions for, and replacements, products and proceeds of any of the foregoing.

     4.2 DISCLOSURE OF SECURITY INTEREST. Each Borrower shall make appropriate entries upon its financial statements and books and records disclosing Agent's security interest in the Collateral of such Borrower.

     4.3 SPECIAL COLLATERAL. Immediately upon receipt by a Borrower of any Collateral that is evidenced or secured by an agreement, chattel paper, instrument or document, including, without limitation, promissory notes, documents of title and warehouse receipts (the "SPECIAL COLLATERAL"), such Borrower shall deliver the original thereof to Agent or to such agent of Agent as Agent shall designate, together with appropriate endorsements, or other specific evidence (in form and substance acceptable to Agent) of assignment thereof to Agent.

     4.4 FURTHER ASSURANCES. Each Borrower hereby irrevocably authorizes the Agent at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of each such Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Borrower is an organization, the type of organization and any organization identification number issued to such Borrower and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Borrower agrees to furnish any such information to the Agent promptly upon request. Each Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, previously filed by the Agent in any jurisdiction.

     4.5 INSPECTION. Each Borrower agrees to permit Agent and its duly authorized representatives and agents, upon prior notice, during normal business hours, and if no Default or Event of Default has occurred and is continuing, no more than once per calendar year, to visit and inspect any of the Collateral of such Borrower, corporate books and financial records of such Borrower, to examine and make copies of the books of accounts and other financial records of such Borrower, and to discuss the affairs, finances and accounts of such Borrower with, and to be advised as to the same by, its officers, employees and independent public accounts (and by this provision such Borrower hereby authorizes such accountants to discuss with Agent the finances and affairs of such Borrower); provided that after the occurrence of and during the continuance of an Event of Default, such inspections may occur during normal business hours without notice and at such times and intervals as Agent may designate.

     4.6 LOCATION OF COLLATERAL. Borrowers' chief executive office, principal places of business and all other offices and locations of the Collateral and books and records related thereto (including, without limitation, computer programs, printouts and other computer materials and records concerning the Collateral) are set forth on Exhibit G. Borrowers shall not remove their respective books and records or the Collateral from any Eligible Collateral Location (except to another Eligible Collateral Location and except for removal of items of Inventory upon sale in accordance with Section 5.6) and shall not change the location of their chief executive office, open any new offices (provided however, that an employee of any Borrower working from such employee's home shall not be deemed to be opening a new office) or relocate any of their respective books and records or the Collateral except within the continental United States of America with at least thirty (30) days' prior written notice thereof to Agent.

     4.7 AGENT'S PAYMENT OF CLAIMS ASSERTED AGAINST BORROWERS. Agent may, but shall not be obligated to, at any time or times, in its sole discretion, and without waiving any Event of Default or waiving or releasing any obligation, liability or duty of Borrowers under this Agreement or the Ancillary Agreements, pay, acquire or accept an assignment of any security interest, Lien, claim or other encumbrance asserted by any Person against the Collateral. All sums paid by Agent under this Section 4.7, including all costs, fees (including without limitation reasonable attorney's and paralegals' fees and court costs), expenses and other charges relating thereto, shall be payable by Borrowers, jointly and severally, to Agent on demand and shall be additional Liabilities secured by the Collateral.

     4.8 LETTER OF CREDIT RIGHTS. If any Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of such Borrower, such Borrower shall promptly notify Agent thereof and, at the request and option of Agent, such Borrower shall, pursuant to an agreement in form and substance satisfactory to Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Agent to become the transferee beneficiary of the letter of credit, with the Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement.

     4.9 COMMERCIAL TORT CLAIMS. If any Borrower shall at any time hold or acquire a Commercial Tort Claim, the Borrower shall immediately notify the Agent in writing signed by such Borrower of the details thereof and grant to Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

    4.10 ELECTRONIC CHATTEL PAPER AND TRANSFERABLE RECORDS. If any Borrower at any time holds or acquires an interest in any electronic chattel paper or any "transferable record", as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in (S)16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Borrower shall promptly notify Agent thereof and, at the request of Agent, shall take such action as Agent may reasonably request to vest in Agent control under Section 9-105 of the UCC of such electronic chattel paper or control under
Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, (S)16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Agent agrees with Borrowers that the Agent will arrange, pursuant to procedures reasonably satisfactory to Agent and so long as such procedures will not result in Agent's loss of control, for such Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or (S)16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Borrower with respect to such electronic chattel paper or transferable record.

5.   COLLATERAL; ACCOUNTS AND COLLATERAL MAINTENANCE.
     -----------------------------------------------

     5.1 VERIFICATION OF ACCOUNTS AND INVENTORY. Any of Agent's officers, employees or agents shall have the right, at any time or times following the occurrence and during the continuation of a Default or an Event of Default, in Agent's or Borrowers' name or in the name of a firm of independent certified public accountants acceptable to Agent, during normal business hours, to verify the validity, amount or any other matters relating to any Accounts and Inventory by mail, telephone, telecopy or otherwise.

     5.2 ASSIGNMENTS, RECORDS AND ACCOUNTS AND INVENTORY REPORT. Each Borrower shall keep accurate and complete records of its Accounts. Borrowers shall deliver to Agent, upon demand a copy of (and after the occurrence of and during the continuance of an Event of Default, the original of) all documents relating to the Accounts and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request.

     5.3 NOTICE REGARDING DISPUTED ACCOUNTS. Borrowers shall give Agent prompt notice of any dispute in excess of $100,000 in respect of any Account. Each such notice shall identify any such disputed Account and disclose with respect thereto, in reasonable detail, the reason for the dispute, all claims related thereto and the amount in controversy. Agent shall promptly notify each Lender of receipt of such a notice.

     5.4 SALE OR ENCUMBRANCE OF ACCOUNTS. Each Borrower shall not, without the prior written consent of the Agent, sell, transfer, grant a security interest in or otherwise dispose of or encumber any of its Accounts to any Person other than Agent, except for the Permitted Liens.

     5.5 EQUIPMENT. Each Borrower shall keep and maintain in good operating condition (normal wear and tear excepted), and repair and make all necessary replacements and renewals to, the Equipment so that the value and operating efficiency thereof shall at all times be maintained and preserved, and keep such Collateral only at an Eligible Collateral Location.

     5.6 NOTICE OF LOSS; PROHIBITION ON SALE OR DISPOSITION. Borrowers shall immediately notify Agent of any material loss or depreciation in value of the Collateral. Borrowers shall not sell, transfer or otherwise dispose of any Collateral; provided, that, until notice is given by Agent to Borrowers, Borrowers may sell Inventory in the ordinary course of business substantially in the same manner as now conducted, but a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by a Borrower; provided further that Borrowers may transfer Collateral other than Inventory so long as the aggregate sales price of such Collateral sold during any 12 month period shall not exceed $100,000.

     5.7 COMPLIANCE WITH BUY BACK AGREEMENTS. Each Borrower shall fully comply with all terms and conditions of any Buy Back Agreements to which such Borrower is a party.

6.   WARRANTIES AND REPRESENTATIONS.
     ------------------------------

     6.1 GENERAL WARRANTIES AND REPRESENTATIONS. Each Borrower warrants and represents to Agent and the Lenders that:

          (A) (i) SalesLink Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and its state issued organizational identification number is 2721217, (ii) InSolutions, Incorporated, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and its state issued organizational identification number is 2903046, (iii) On-Demand Solutions Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts and its state issued organizational identification number is 3328616, (iv) Pacific Direct Marketing Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of California and its state issued organizational identification number is 1585724 and (v) SalesLink Mexico Holding Corp., is a corporation duly organized, existing and in good standing under the laws of the state of Delaware and its state issued organizational number is 3111152. Each Borrower is qualified or licensed as a foreign corporation to do business in all other states in which the laws thereof require such Borrower to be so qualified or licensed except where a lack of such qualification or licensing will not have a material adverse effect on the business, operations or financial condition of such Borrower;

          (B) Such Borrower has not used, during the five (5) year period preceding the date of this Agreement, and on the date hereof does not intend to use, any other corporate or fictitious name, except as disclosed in Exhibit H;

          (C) Such Borrower has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the Ancillary Agreements;

          (D) The execution, delivery and performance by such Borrower of this Agreement and the Ancillary Agreements shall not, by its execution or performance, the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law, rule, regulation, judgment, order or decree applicable to such Borrower or its assets or constitute a breach of any provision contained in such Borrower's charter or by-laws or contained in any material agreement, instrument, indenture or other document to which such Borrower is now a party or by which it or any of its property is bound;

          (E) Such Borrower's use of the proceeds of any advances made by each Lender hereunder are, and will continue to be, legal and proper corporate uses (duly authorized by its board of directors, in accordance with any applicable law, rule or regulation) and such uses are consistent with all applicable laws, rules and regulations, as in effect as of the date hereof;

          (F) Such Borrower has, and is current and in good standing with respect to, all material governmental approvals, permits, certificates, inspections, consents and franchises necessary to conduct and to continue to conduct its business and its intended business and to own or lease and operate its properties as now owned or leased and operated by it;

          (G) None of such approvals, permits, certificates, consents or franchises contains any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as such Borrower;

          (H) Such Borrower now has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is now able to pay its debts as they mature and such Borrower now owns property the fair saleable value of which is greater than the amount required to pay such Borrower's debts;

          (I) Except as disclosed in the Financials, (i) there is no litigation, suit, action, proceeding, inquiry or investigation pending or, to the best of such Borrower's knowledge, threatened against such Borrower which if unfavorably determined would materially adversely affect the transactions contemplated hereby, or such Borrower's property, assets, operations or condition (financial or otherwise) (except, in the case of Financials delivered to Agent on or prior to the date of this Agreement, as shown on
     Exhibit I), and (ii) such Borrower has no Indebtedness and has not guaranteed the obligations of any other Person (except for Permitted Debt);

          (J) (i) There are no strikes, work stoppages, labor disputes decertification petitions, union organizing efforts, grievances or other claims pending or, to such Borrower's knowledge, threatened in writing, between such Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which, in the aggregate, would not have a material adverse effect on such Borrower and
     (ii) to the best of such Borrower's knowledge, such Borrower has no obligation under any collective bargaining agreement or any employment agreement. To such Borrower's knowledge, there is no organizing activity pending or threatened in writing by any labor union or group of employees. There are no representation proceedings pending or threatened with the National Labor Relations Board or other applicable governmental authority, and no labor organization or group of employees has made a pending demand for recognition. There are no material complaints or charges pending or, to such Borrower's knowledge, threatened to be filed with any governmental authority or arbitrator based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by such Borrower of any individual or group of individuals which, if decided adversely to such Borrower, would have a material adverse effect on such Borrower;

          (K) Such Borrower has good, indefeasible and merchantable title to and ownership of its Collateral, free and clear of all Liens, claims, security interests and other encumbrances, except those of Agent and Permitted Liens;

          (L) Such Borrower is not in violation of any applicable statute, rule, regulation or ordinance of any governmental entity, including, without limitation, the United States of America, any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, in any respect materially and adversely affecting the Collateral or such Borrower's business, property, assets, operations or condition, financial or other;

          (M) Such Borrower is not in default under any indenture, loan agreement, mortgage, lease, trust deed, deed of trust or other similar agreement relating to the borrowing of monies to which it is a party or by which it or any of its property is bound;

          (N) The Financials fairly present in all material respects the assets, liabilities and financial condition and results of operations of such Borrower and such other Persons as are described therein as of the stated dates; there are no omissions or other facts or circumstances which are or may be material and there (i) has been no material and adverse change in the assets, liabilities or financial or other condition of such Borrower or any such Person since the date of the Financials and (ii) exists no equity or long term investments in or outstanding advances to any Person not reflected in the Financials;

          (O) Neither such Borrower nor any Subsidiary has received a notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder and, to the best of its knowledge, there exists no event described in Section 4043 of ERISA, excluding subsections 4043(b)(2) and 4043(b)(3) ("REPORTABLE EVENT");

          (P) Such Borrower has filed all federal, state and local tax returns and other reports, or has been included in consolidated returns or reports filed by an Affiliate, which such Borrower is required by law, rule or regulation to file and all Charges that are due and payable have been paid, except for Charges being contested in good faith and for which adequate reserves are being maintained;

          (Q) Such Borrower's execution and delivery of this Agreement and the Ancillary Agreements do not directly or indirectly violate or result in any violation of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System (12 CFR 221, 207, 220 and 224, respectively) and Borrower does not own or intend to purchase or carry any "MARGIN SECURITY," as defined in such Regulations;

          (R) Except as set forth on Exhibit J, as of the date of this Agreement such Borrower has no Subsidiaries and does not own an equity interest in any other Person;

          (S) Such Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of any material amount of its Accounts or General Intangibles;

          (T) None of such Borrower's Collateral has been pledged or sold to any other Person or otherwise encumbered, such Borrower is the owner of its Collateral free of all Liens and encumbrances except those of Agent and except for the Permitted Liens and no financing statement concerning the Collateral, except any filed on behalf of Agent and those relating to Permitted Liens;

          (U) To the best of such Borrower's knowledge, each property (including underlying ground water), operation and facility that such Borrower operates or controls is in compliance with all statutes, judicial or administrative orders, licenses, permits and governmental rules and regulations applicable to them, including, without limitation, Environmental Laws, the noncompliance with which is reasonably likely to have a material adverse effect on the financial condition, continued operations or Property of such Borrower;

          (V) Such Borrower possesses adequate copyrights, patents, trademarks, trade secrets and computer software to conduct its business and all such intellectual property (other than computer software and trade secrets) in the possession of such Borrower as of the date of this Agreement is listed on Schedule 6.1(V); and

          (W) Neither Pacific Direct Marketing Corp., a California corporation, nor any other Borrower or Affiliate of any of them is in any way associated with or related to The Lake Group, Inc., d/b/a Pacific Direct, Lake Graphics and Elan Resources, which filed bankruptcy in the Northern District of California Case No. 93-30351.

     6.2 ACCOUNT WARRANTIES AND REPRESENTATIONS. Each Borrower warrants and represents to Agent and each Lender that such Agent and such Lender may rely on all statements, warranties and representations made by such Borrower on or with respect to any Accounts and Inventory Report and, unless otherwise indicated in writing by such Borrower, that:

          (A) Such Borrower's Accounts are genuine, are in all respects what they purport to be, are not reduced to a judgment and, if evidenced by any instrument, item of chattel paper, agreement, contract or documents, are evidenced by only one executed original instrument, item of chattel paper, agreement, contract, or document, which original has been endorsed and delivered to Agent;

          (B) Such Borrower's Accounts represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any related documents;

          (C) The amounts shown on any Accounts and Inventory Report, and all invoices and statements delivered to Agent with respect to any Account, are actually and absolutely owing to such Borrower and are not contingent for any reason;

          (D) Except as may be disclosed on such Accounts and Inventory Report, there are no setoffs, counterclaims or disputes existing or asserted with respect to any Accounts included on an Accounts and Inventory Report, and such Borrower has not made any agreement with any Account Debtor for any deduction from such Account, except for discounts or allowances allowed by such Borrower in the ordinary course of its business for prompt payment, which discounts and allowances have been disclosed to Agent and are reflected in the calculation of the invoice related to such Account;

          (E) To the best of such Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement of any of the Accounts or tend to reduce the amount payable thereunder from the amount of the invoice shown on any Accounts and Inventory Report, and on all contracts, invoices and statements delivered to Agent with respect thereto;

          (F) To the best of such Borrower's knowledge, all Account Debtors are Solvent and had the capacity to contract at the time any contract or other document giving rise to or evidencing the Accounts was executed; and

          (G) To the best of such Borrower's knowledge, there are no proceedings or actions which are threatened in writing or pending against any Account Debtor which might result in any material adverse change in such Account Debtor's financial or other condition.

     6.3 AUTOMATIC WARRANTY AND REPRESENTATION AND REAFFIRMATION OF WARRANTIES AND REPRESENTATIONS. Each request for a Loan made by Borrowers pursuant to this Agreement or the Ancillary Agreements shall constitute (i) an automatic warranty and representation by Borrowers to Agent and each Lender that there does not then exist a Default or an Event of Default and (ii) a reaffirmation as of the date of such request of all of the warranties and representations of each Borrower contained in this Agreement and in the Ancillary Agreements.

     6.4 SURVIVAL OF WARRANTIES AND REPRESENTATIONS. Each Borrower covenants, warrants and represents to Agent and each Lender that all representations and warranties of such Borrower contained in this Agreement and the Ancillary Agreements shall be true at the time of such Borrower's execution of this Agreement and the Ancillary Agreements, and shall survive the execution, delivery and acceptance by the parties and the closing of the transactions described in this Agreement. Each Borrower and Agent and each Lender expressly agree that any misrepresentation or breach of any representation or warranty whatsoever contained in this Agreement or in any of the Ancillary Agreements shall be deemed material.

7.   COVENANTS AND CONTINUING AGREEMENTS.
     -----------------------------------

     7.1  FINANCIAL COVENANTS.

              (i) Cash Flow Leverage. Borrowers shall maintain, on the last day of each fiscal quarter of Borrowers and their Subsidiaries, other than Twin Solutions, LLC, through and including the date of termination of this Agreement, a Cash Flow Leverage Ratio of not more than 1.5:1.0.

              (ii) Indebtedness to Tangible Net Worth. Borrowers shall maintain, on the last day of each fiscal quarter of Borrowers and their Subsidiaries, other than Twin

          Solutions, LLC, through and including the date of termination of this Agreement, an Indebtedness to Tangible Net Worth Ratio of not more than 2.5:1.0.

          (iii) Debt Service Coverage Ratio. Borrowers shall not permit the Debt Service Coverage Ratio to be less than: (a) 1.5:1.0 on July 31, 2002,
     (b) 1.5:1.0 on July 31, 2003 and (c) 1.75:1.0 of July 31, 2004 and on the
     last day of each fiscal year of Borrowers and their Subsidiaries, other than Twin Solutions, LLC, thereafter.

     7.2 AFFIRMATIVE COVENANTS. Each Borrower covenants, unless at any time the Required Lenders shall otherwise expressly consent in writing, it shall:

          (A) Fees and Costs. Pay to Agent on demand, any and all reasonable fees, costs or expenses which Agent or any Lender incurs arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrowers, by Agent of proceeds of Loans made to Borrowers pursuant to this Agreement and (ii) the depositing for collection by Agent, of any check or item of payment received or delivered to Agent on account of the Liabilities;

          (B) Insurance. At its sole cost and expense, keep and maintain and cause each Subsidiary to keep and maintain the Collateral, its other assets and its business insured in such amounts and against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks (including business interruption) as is ordinarily insured against by other owners or users of such properties in similar businesses and notify Agent promptly of any event or occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline;

          (C) Financial Reports. Keep books of account and prepare financial statements and furnish to Agent and each Lender the following (all of the foregoing and following to be kept and prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Financials, unless Borrowers' independent certified public accountants concur in any changes therein and such changes are disclosed to Agent and are consistent with then generally accepted accounting principles):

               (i) as soon as available, but not later than ninety (90) days after the close of each fiscal year of Borrowers, (a) financial statements of Borrowers and Subsidiaries prepared on a consolidated basis (including a balance sheet, statement of income and retained earnings and cash flow, all with supporting footnotes) as at the end of such year and for the year then ended, all in reasonable detail as requested by Agent and audited by a firm of independent certified public accountants of recognized standing selected by Borrowers and approved by Agent, together with an unqualified opinion thereon from such certified public accountants, (b) internally prepared financial statements of Borrowers and Subsidiaries prepared on a consolidating basis by business line and (c) a Compliance Certificate for the last month of such fiscal year of Borrowers;

               (ii) as soon as available, but no later than forty-five (45) days after the end of each fiscal quarter of Borrowers, a Compliance Certificate for such period (except as required to be delivered in Section 7.2(C)(i));

               (iii) as soon as available, but no later than thirty (30) days after the end of each month of each fiscal year of Borrowers, internally prepared consolidated financial statements of Borrowers and Subsidiaries (including a balance sheet, statement of income and retained earnings and cash flow) as at the end of and for the portion of Borrowers' fiscal year then elapsed, all in reasonable detail as requested by Agent and certified by Borrowers' principal financial officer as prepared in accordance with generally accepted accounting principles and fairly presenting in all material respects the financial position and results of operations of Borrowers and Subsidiaries for such period (subject to normal year-end audit adjustments and omission of footnotes);

               (iv) such other data and information (financial and other) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral, Borrowers' or any Affiliate's financial condition or results of its operations, or the financial condition of any Person who is a guarantor of any of the Liabilities;

               (v) within 15 Business Days after the last day of each month of each fiscal year of Borrowers, Borrowers shall furnish to Agent a properly completed and executed certificate ("BORROWING BASE CERTIFICATE"), in a form provided by Agent, setting forth a calculation of the Borrowing Base as at the last day of such month; and

               (vi) within 15 Business Days after the last day of each month of each fiscal year of Borrowers, an Accounts and Inventory Report; provided, however, that in the event loans outstanding under the Revolving Credit Facility are less than $5,000,000, Borrowers shall not be required to provide the information set forth in (iv) of the definition of "ACCOUNTS AND INVENTORY REPORT."

          (D) Litigation and Other Events. Notify Agent and each Lender, promptly upon such Borrower's learning of: (i) the institution or threat of any litigation, suit, action, inquiry, investigation or administrative proceeding which, if adversely determined, could reasonably be expected to materially and adversely affect the operations, financial condition or business of such Borrower or any Affiliate or which may affect Agent's security interest in the Collateral; (ii) the occurrence of an Event of Default or Default; (iii) any Borrowers use of any other corporate or fictitious name other than as currently used; (iv) any Borrowers formation of any Subsidiary; or (v) any Borrowers obtaining any copyrights, patents, trademarks and similar intellectual property;

          (E) Bank Accounts; Compensating Balances. Maintain all of its primary bank accounts and its primary banking relationship with Agent. Without affecting such obligation to maintain such balances, if such Borrower fails to maintain such balances, then on the last day of such calendar quarter of each year such Borrower shall pay to Agent in arrears, immediately upon demand, a reasonable fee in lieu of balances as determined by Agent which may be charged at Agent's option to any bank account of any Borrower with Agent. Neither the maintenance of balances nor payment of any fees shall obligate Agent or any Lender to make any advances under the Revolving Credit Facility or the Term Loan. Any balances in bank accounts and fees shall compensate, and be deemed to compensate, Agent for the cost incurred by Agent in being prepared to respond to requests for credit under such facility and for costs incurred by Agent in processing and servicing such accounts;

          (F) Reserve Costs. Upon demand by Agent or by any Lender, reimburse Agent or such Lender for any reasonable additional costs incurred by Agent or such Lender if at any time after the date of this Agreement any law, regulation, treaty or any change in any law, regulation, treaty or the interpretation thereof by any governmental agency, central bank or other fiscal, monetary or other authority having jurisdiction of Agent or such Lender shall impose, modify or deem applicable any reserve (except reserve requirements taken into account by Agent or such Lender in calculating the Interest Rate) and/or special deposit requirement against Agent or such Lender or impose any other condition with respect to the loans or other financial accommodations the result of which is to increase the cost to Agent or such Lender in making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by Agent or such Lender with respect to the Liabilities. Borrowers' reimbursement obligation shall apply only to those costs which directly result from the imposition of such requirement and shall begin as of the date of any such change in law, treaty, rule or regulation. Notwithstanding the preceding, such Borrower shall not be required to pay any such additional costs which could be avoided by Agent or such Lender with the exercise of reasonable conduct and diligence;

          (G) Existence and Status. Maintain and preserve and cause each Subsidiary to maintain and preserve its existence as a limited partnership, limited liability company or corporation, as applicable, in its state of formation and all rights, privileges, licenses, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its business in the ordinary course as conducted from time to time. Such Borrower shall not take any action or suffer any action to be taken by others and will not permit any Subsidiary to take any action or suffer any action which will alter, change or destroy its status as a limited partnership, limited liability company or corporation;

          (H) Use of Proceeds. Use proceeds of the Loans as follows: (a) the proceeds of Loans under the Revolving Credit Facility shall be used to refinance certain existing debt and to finance working capital of Borrowers and their Subsidiaries but in no event may proceeds of any Loan made under the Revolving Credit Facility be (i) used to finance operations of Borrowers or any of their Subsidiaries outside of the United States or (ii) invested, lent or otherwise contributed to any Subsidiary of any of the Borrowers, including, without limitation SalesLink de Mexico, S. de R.L. de C.V., a Mexico corporation, in either case until such time as Agent shall have received evidence satisfactory to it, in its reasonable discretion, of the creation, perfection and the relative priority of a security interest in the Property of such Borrower or Subsidiary located outside of the United States including, such Borrower's or Subsidiary's Inventory and Accounts located outside of the United States together with an opinion of counsel to that effect acceptable to Agent in its reasonable discretion and (b) the proceeds of Term Loan shall be used to refinance certain existing debt and to recover Capital Expenditures made by Borrowers; but in no event may proceeds of any Loan made under the Term Loan be used to finance operations of Borrowers or any Subsidiaries outside of the United States or invested, lent or otherwise contributed to any Subsidiary of any of the Borrowers, including, without limitation SalesLink de Mexico, S. de R.L. de C.V., a Mexico corporation. In no event may proceeds of any Loan made either under the Revolving Credit Facility or the Term Loan be invested, lent or otherwise contributed to Twin Solutions LLC; and

          (I) Environmental Covenant. (a) Use and operate and cause each Subsidiary to use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all hazardous substances and waste in material compliance with all applicable Environmental Laws; (b) immediately notify Agent and each Lender and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its or any Subsidiary's facilities and properties or compliance with Environmental Laws, and shall (i) promptly cure and have dismissed with prejudice to the satisfaction of Agent any actions and proceedings relating to compliance with Environmental Laws or (ii) contest any such actions or proceedings in good faith by appropriate proceedings and establish adequate reserves therefor; and (c) provide such information and certifications which Agent may reasonably request from time to time to evidence compliance with this subsection.

     7.3 NEGATIVE COVENANTS. Each Borrower covenants that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it shall not:

          (A) Capital Expenditures. Collectively with the other Borrowers, make Capital Expenditures in an amount greater than $8,000,000 in any fiscal year;

          (B) Mergers and Acquisitions. (i) Liquidate, dissolve or merge or consolidate with or acquire any Person, (ii) permit any Subsidiary to liquidate, dissolve or merge or consolidate with or acquire any Person other than an acquisition that is a Permitted Acquisition or (iii) lose control (as such term is defined in the definition of "AFFILIATE") of any Subsidiary, except that any Borrower may merge or consolidate with any other Borrower;

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          (C) Investments.  (i) Except in respect of other Borrowers and other than in the ordinary course of its business, make any investment in the securities of any Person other than to a Subsidiary as permitted under
     Section 7.2(H); provided, however, that Borrowers may make the Permitted Acquisition subject to the terms contained herein or (ii) use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any margin stock (such Borrower will furnish to Agent upon request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of the Federal Reserve Board);

          (D) Loans. Make any loans or other advances of money (other than salary) to any other Borrower, or any Affiliate, officers, directors, employees or agents of Affiliates or such Borrower or to any other Person, except for such loans or advances to employees in the ordinary course of business consistent with past practice and loans or advances to any other Borrower that are subordinated to the Liabilities on terms satisfactory to Agent;

          (E) Capital Structure and Business. Make any material change in such Borrower's capital structure or in any of its business objectives, purposes and operations or permit any Subsidiary to make any material change in such Subsidiary's capital structure or in any of its business objectives, purposes and operations;

          (F) Affiliate Transactions. Enter into, or be a party to, any transaction with any Affiliate (other than Subordinated Debt and any arms-length commercial transaction with uBid.com, Inc.) or partner, shareholder, director or officer of such Borrower or an Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to such Borrower than could be obtained in a comparable arm's length transaction with a Person not an Affiliate or partner, shareholder, director or officer of such Borrower or an Affiliate;

          (G) Adverse Transactions. (i) Enter or permit any Subsidiary to enter into any transaction which materially and adversely affects the Collateral or such Borrower's ability to repay the Agent or any Lender the Liabilities or (ii) permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto, except in accordance with such Borrower's current credit collection policy as disclosed to Agent and each Lender;

          (H) Guarantees. Guarantee or otherwise, in any way, become liable or permit any Subsidiary to become liable with respect to the obligations or liabilities of any other Person, except by endorsement of instruments or items of payment for deposit to the general account of such Borrower or for delivery to Agent on account of the Liabilities;

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

          (I) Other Liens; Transfer of Assets. Except for Permitted Liens and as otherwise expressly permitted in this Agreement or in the Ancillary Agreements, pledge, mortgage, grant a security interest in or permit to exist a Lien on, encumber, assign, sell, lease, license or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, any of such Borrower's assets or permit any Subsidiary to pledge, mortgage, grant a security interest in or permit to exist a Lien on, encumber, assign, sell or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution or otherwise, any of such Subsidiary's assets;

          (J) Other Indebtedness. Incur or permit any Subsidiary to incur any Indebtedness other than Permitted Debt;

          (K) Asset Purchase. Purchase or otherwise acquire or permit any Subsidiary to acquire all or substantially all or a substantial portion of the assets of any Person (or any division or line of business of any Person) other than a Permitted Acquisition;

          (L) Organic Documents. Amend or otherwise modify or permit any Subsidiary to amend or otherwise modify any material term of its certificate of limited partnership or agreement of limited partnership or charter and by-laws or other organic document, as applicable, in effect on the date hereof or on the date of its later formation except for amendments, modifications or waivers that are not adverse in any way to Agent or Lenders;

          (M) Restriction on Redemptions and Dividend Distributions. (a) Directly or indirectly purchase, redeem or otherwise acquire or retire any interest of any shareholder of such Borrower, (b) make or declare any partial or full liquidating distributions to any shareholder of such Borrower with respect to such shareholder's interest in such Borrower or
     (c) make or declare any non-liquidating distributions to such Borrower's shareholders; or

          (N) Restrictions on Activities for SalesLink Mexico. Until such time as SalesLink Mexico shall provide the Agent with evidence of insurance required by Section 7.2(B) hereof, SalesLink Mexico shall conduct no operations other than to hold the stock certificates of any Subsidiary of SalesLink Mexico.

     7.4 CONTESTING CHARGES. Notwithstanding anything to the contrary in this Agreement, a Borrower may dispute any Charges without prior payment thereof, so long as such non-payment will not cause a Lien except a Permitted Lien to attach to such Borrower's assets, and provided that such Borrower shall give Agent and each Lender prompt notice of such dispute and shall be diligently contesting the same in good faith and by an appropriate proceeding and there is no danger of a loss or forfeiture of any of the Collateral and provided further that, if such disputed Charges are potentially or actually in excess of $10,000 in the aggregate, such Borrower shall give Agents and each Lender such additional collateral and assurances as Agent and such Lender, in their sole discretion, deems necessary under the circumstances, immediately upon demand by Agent and such Lender.

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     7.5  PAYMENT OF CHARGES.  Subject to the provisions of Section 7.4, a
Borrower shall pay promptly when due all of the Charges. In the event such Borrower, at any time or times, shall fail to pay the Charges or to promptly obtain the satisfaction of such Charges, such Borrower shall promptly so notify Agent and each Lender and Agent and such Lender may, without waiving or releasing any obligation or liability of such Borrower under this Agreement or any Event of Default, in its sole discretion, at any subsequent time or times, make such payment or any part thereof (but shall not be obligated so to do), or obtain such satisfaction and take any other action which Agent or such Lender deems advisable. All sums so paid by Agent or any Lender and any expenses, including reasonable attorneys' fees, court costs, expenses and other related charges, shall be payable by such Borrower to Agent or such Lender upon demand and shall be additional Liabilities.

     7.6 INSURANCE; PAYMENT OF PREMIUMS. All policies of insurance on the Collateral or otherwise required under this Agreement shall be in form and amount satisfactory to Agent and with insurers reasonably recognized as adequate by Agent. Borrowers shall deliver to Agent the original (or a certified copy) of each policy of insurance, or, in lieu thereof, certificates of such policies of insurance satisfactory to Agent, and evidence of payment of all premiums therefor and shall deliver renewals of all such policies to Agent at least thirty (30) days prior to their expiration dates. Such policies of insurance shall contain an endorsement, in form and substance acceptable to Agent, showing all losses payable to Agent for the benefit of each Lender. Such endorsement shall provide that the insurance companies will give Agent at least thirty (30) days' prior written notice before any such policy shall be altered or canceled and that no act or default of Borrowers or any other Person shall affect the right of Agent to recover under such policy in case of loss or damage. Each Borrower hereby directs all insurers under such policies to pay all proceeds directly to Agent after the occurrence of an Event of Default. Each Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as such Borrower's true and lawful attorney and agent-in-fact for the purpose of making, settling and adjusting claims under such policies (provided that Agent shall consult with such Borrower prior to finally making, settling or adjusting claims under such policies), endorsing the name of such Borrower in writing or by stamp on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies. If such Borrower shall fail to obtain or maintain any of the policies required by this Section
7.6 or to pay any premium relating thereto, then Agent or any Lender, without waiving or releasing any obligation or Event of Default by such Borrower hereunder, may (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action which Agent or such Lender deems advisable. All sums so disbursed by Agent or any Lender, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable by Borrowers to Agent or such Lender upon demand and shall be additional Liabilities.

     7.7 SURVIVAL OF OBLIGATIONS UPON TERMINATION OF AGREEMENT. Except as otherwise expressly provided for in this Agreement and in the Ancillary Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement or the Ancillary

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

Agreements shall in any way affect or impair the powers, obligations, duties, rights, and liabilities of Borrowers or Agent or any Lender in any way with respect to (i) any transaction or event occurring prior to such termination or cancellation, (ii) the Collateral, or (iii) any of the undertakings, agreements, covenants, warranties and representations of Borrowers or Agent or any Lender contained in this Agreement or the Ancillary Agreements. All such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation.

8.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES.
     --------------------------------------

     8.1 EVENT OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

          (A) (i) Borrowers fail to pay, within three (3) days after the same shall be due and payable or be declared due and payable, any part of the Liabilities or (ii) a Borrower is in default in the payment of Indebtedness in the aggregate in excess of $100,000 beyond any applicable cure period or
     (iii) any Subsidiary is in default on its indebtedness in the aggregate in excess of $100,000 beyond any applicable cure period; or

          (B) Borrowers or any Subsidiary or any guarantor of the Liabilities fails or neglects to perform, keep or observe (i) any term, provision, condition or covenant contained in Sections 7.1, 7.2 or 7.3 of this Agreement and such failure continues unremedied for a period of ten (10) days or (ii) any other term, provision, condition or covenant contained in this Agreement or in the Ancillary Agreements, which is required to be performed, kept or observed by a Borrower or such Subsidiary or guarantor and such failure continues unremedied for a period of ten (10) days; or

          (C) The occurrence of any default (subject to any applicable cure periods) under (i) any of the Ancillary Agreements or (ii) any document evidencing or securing any Subordinated Debt with a principal amount in excess of $100,000; or

          (D) Any statement, warranty, representation, report, financial statement, or certificate made or delivered by a Borrower, any of its officers, employees or agents, to Agent or any Lender is not true and correct in any material respect on the date it was made or delivered or deemed re-made; or

          (E) There shall occur any material uninsured damage to or loss, theft, or destruction of any of the Collateral in excess of $65,000; or

          (F) The Collateral or any of Borrowers' other assets or any assets of any Subsidiary are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within ten (10) days; or an application is made by any Person for the appointment of a receiver, trustee, or custodian for any of the

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     Collateral or any of Borrowers' other assets or any assets of any
     Subsidiary and the same is not dismissed within sixty (60) days after such application; or

          (G) An application is made by a Borrower for the appointment of a receiver, trustee or custodian for any of the Collateral or any of such Borrower's other assets; or an application is made by any Subsidiary or any guarantor of the Liabilities, for the appointment of a receiver, trustee or custodian for any of such Subsidiary's or such guarantor's assets; or any case or proceeding is filed by or against a Borrower, any Subsidiary or any such guarantor for its dissolution, liquidation, or termination; or a Borrower or any Subsidiary ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; or

          (H) A notice of Lien, levy or assessment is filed of record with respect to all or any substantial portion of a Borrower's assets or any Subsidiary's assets by the United States, or any department, agency or instrumentality, or by any state, county, municipal or other governmental agency including, without limitation, the Pension Benefit Guaranty Corporation, or any taxes or debts owing to any of the foregoing becomes a Lien or encumbrance upon the Collateral or any of a Borrower's other assets or upon any Subsidiary's assets and such Lien or encumbrance is not released within sixty (60) days after its creation; or

          (I) Judgment(s) is or are rendered against a Borrower or any Subsidiary in the aggregate in excess of $100,000 and such Person fails to either discharge the judgment or commence appropriate proceedings to appeal such judgment(s) within the applicable appeal period or, after such appeal is filed, such Person fails to diligently prosecute such appeal or such appeal is denied; or

          (J) A petition under any section or chapter of the United States Bankruptcy Code or any similar law or regulation is filed by or against a Borrower, any Subsidiary or any guarantor of the Liabilities, and, if filed against a Borrower, any Subsidiary or any such guarantor, is not dismissed within sixty (60) days after filing; or a Borrower, any Subsidiary or any such guarantor makes an assignment for the benefit of its creditors; or a Borrower or any Subsidiary becomes insolvent, fails generally to pay its debts as they become due or admits its inability to pay its debts as they become due; or

          (K) A Borrower fails within fifteen (15) days after the occurrence of any of the following events, to furnish Agent and each Lender with appropriate notice thereof: (i) the happening of a Reportable Event with respect to any profit sharing or pension plan governed by ERISA (such notice shall contain the statement of the chief financial officer of a Borrower setting forth details as to such Reportable Event and the action which such Borrower or the applicable Subsidiary proposes to take with respect thereto and a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation), (ii) the termination of any such plan, (iii) the appointment of a trustee by an appropriate United States District Court to administer any such plan, or (iv) the

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

     institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee to administer any such plan; or

          (L) A Borrower fails to: (i) notify Agent and each Lender promptly upon receipt by such Borrower or any Subsidiary of any notice of the institution of any proceeding or other actions which may result in the termination of any profit sharing or pension plan; or (ii) acquire and maintain or cause any Subsidiary to acquire and maintain, when available, the contingent employer liability coverage insurance provided for under
     Section 4023 of ERISA in an amount satisfactory to the Required Lenders; or

          (M) This Agreement or any Ancillary Agreement shall be repudiated or become unenforceable or incapable of performance, in whole or in part; or

          (N) Any Person(s) presently not in control of a Borrower shall obtain control directly or indirectly of such Borrower.

     8.2  EFFECT OF EVENT OF DEFAULT.  If (a) any Event of Default described in
Section 8.1(J) shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and all Notes shall become immediately due and payable, all without presentment, demand, protest or notice of any kind, or any action by Agent or any of the Lenders; and (b) any other Event of Default shall occur (other than an Event of Default described in Section 8.1(J)), the Agent may (and upon written request of the Required Lenders, shall) declare the Commitments (if they have not theretofore terminated) to be terminated and all Notes to be due and payable, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and all Notes shall become immediately due and payable, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise Borrowers and each Lender of any such declaration, but failure to do so shall not impair the effect of such declaration.

     8.3 REMEDIES. Upon and after the occurrence of an Event of Default, Agent shall have all of the following rights and remedies:

          (A) All of the rights and remedies of a secured party under the Illinois Uniform Commercial Code or other applicable law, all of which rights and remedies shall be cumulative and non-exclusive, to the greatest extent permitted by law, and in addition to any other rights and remedies contained in this Agreement and in any of the Ancillary Agreements;

          (B) The right to (i) peacefully enter upon the premises of each Borrower or any other place or places where the Collateral is located and kept, without any obligation to pay rent to such Borrower or any other person, through self-help and without judicial process or first obtaining a final judgment or giving such Borrower notice and opportunity for a hearing on the validity of Agent's and each Lender's claim, and remove the Collateral from such premises and places, for such time as Agent and each Lender

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     may require to collect or liquidate the Collateral, and/or (ii) require each Borrower to assemble and deliver the Collateral to Agent at a place to be designated by Agent;

          (C) The right to (i) open each Borrower's mail and collect any and all amounts due from Account Debtors, (ii) notify Account Debtors that the Accounts have been assigned to Agent and that Agent has a security interest therein and (iii) direct such Account Debtors to make all payments due from them upon the Accounts, including the Special Collateral, directly to Agent or to a lock box designated by Agent. Agent shall promptly furnish each Borrower with a copy of any such notice sent and each Borrower hereby agrees that any such notice in Agent's sole discretion, may be sent on Agent's stationery, in which event, each Borrower shall, upon demand, co-sign such notice with Agent; and

          (D) The right to sell, lease or to otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as provided in Section 8.4, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. At any such sale or sales of the Collateral, the Collateral need not be in view of those present and attending the sale, nor at the same location at which the sale is being conducted. Agent shall have the right to conduct such sales on each Borrower's premises or elsewhere and shall have the right to use each Borrower's premises without charge by Borrowers or their Affiliates for such sales for such time or times as Agent may see fit, subject to the rights of any landlord to such premises. Agent is granted a license or other right to use, without charge, each Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and each Borrower's rights under all licenses and all franchise agreements shall inure to Agent's benefit but Agent shall have no obligations thereunder. Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may setoff the amount of such price against the Liabilities. The proceeds realized from the sale of any Collateral shall be applied as set forth in Section 8.7. If any deficiency shall arise, Borrowers shall remain liable to Agent and each Lender for the amount of such deficiency.

     8.4 NOTICE. Each Borrower agrees that any notice required to be given by Agent or any Lender of a sale, lease, other disposition of any of the Collateral or any other intended action by Agent or such Lender, which is personally delivered to such Borrower or which is deposited in the United States mail, postage prepaid and duly addressed to such Borrower at the address set forth in
Section 10.10, at least ten (10) days prior to any such public sale, lease or other disposition or other action being taken, or prior to the time after which any private sale of the Collateral is to be held, shall constitute commercially reasonable and fair notice to such Borrower.

     8.5 DEFAULT INTEREST RATE. To compensate Agent and each Lender for additional unreimbursed costs resulting from the occurrence of an Event of Default, including without

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limitation, acts associated with the uncertainty of future funding and additional supervisory and administrative efforts, upon the occurrence of and during the continuance of an Event of Default and after notice thereof is given to Borrowers at the direction of the Required Lenders, the Liabilities shall continue to bear interest, calculated daily on the basis of a 360-day year at the per annum rate set forth in Section 2.4 above, plus additional post-default interest of two percent (2%) per year until the Liabilities are paid in full.

     8.6 PRESERVATION OF RIGHTS. No delay or omission of the Agent or any Lender to exercise any right under this Agreement or any Ancillary Agreement shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of Borrowers to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of this Agreement or any Ancillary Agreement whatsoever shall be valid unless in writing signed by the Required Lenders, and then only to the extent in such writing specifically set forth. All remedies contained in this Agreement or any Ancillary Agreement or by law afforded shall be cumulative and all shall be available to Agent and the Lenders until the Liabilities have been paid in full.

     8.7 DISTRIBUTIONS. The Agent shall distribute all proceeds and other amounts received by it with respect to Collateral:

          First, to the payment of any amounts owed to it under Section 10.3 or under any Ancillary Agreement executed pursuant hereto and any expenses incurred by the Agent in connection with the maintenance, preservation or protection of any Collateral;

          Second, to all Lenders pro rata according to the then outstanding amount of Liabilities held by each such Lender; and

          Third, if any balance remains after the Liabilities have been paid in full, to Borrowers.

     Each Lender shall apply any payment so received from the Agent,

          First, to unpaid accrued interest, if any, on its Liabilities until paid in full;

          Second, to the unpaid premium, if any, on its Liabilities;

          Third, to the unpaid principal of its Liabilities until paid in full; and

          Fourth, to its other Liabilities;

     provided, however, that any Lender which receives any payment on account of the Borrowers' contingent obligations under a Letter of Credit shall hold such payment as cash

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collateral for such contingent obligation (and shall have no obligation to pay interest thereon), and, following any reduction of the stated amount of such Letter of Credit or termination thereof, shall return to the Agent for distribution pursuant to this Section 8.7 any amounts in excess of the Borrowers' contingent obligations not used to reimburse such Lender.

     8.8 METHOD OF ADJUSTMENT. If any Lender shall obtain any payment with respect to its Liabilities in excess of its (or their) pro rata share pursuant to Section 8.7, it shall be deemed to have received such excess on behalf of all Lenders and shall promptly deliver such excess to the Agent for distribution in accordance with Section 8.7. If for any reason payments to the Agent in the preceding sentence shall be determined by the Agent to be improper or not advisable, then such Lender shall purchase from each Lender receiving less than its pro rata share, such participation in its Liabilities as shall be necessary for such purchasing Lender to share the excess payment received pro rata with such other Lenders; provided, however, that if all or any portion of such excess payment be thereafter recovered from such purchasing Lender, the purchase shall be rescinded to the extent of such recovery, but without interest or premium; and, provided, further, that the nonperformance by any Lender of its obligation under this Section shall not excuse any other Lender hereunder.

9.   AGENT.
     -----

     9.1 APPOINTMENT AND AUTHORIZATION. Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Ancillary Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Ancillary Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Ancillary Agreement, Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Ancillary Agreement or otherwise exist against Agent.

     9.2 DELEGATION OF DUTIES. Agent may execute any of its duties under this Agreement or any other Ancillary Agreement by or through its agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     9.3 LIABILITY OF AGENT. No Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Ancillary Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrowers or any Subsidiary or Affiliate of Borrowers, or any officer thereof, contained in this Agreement or in any other Ancillary Agreement, or in any certificate, report, statement or other document referred to or

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provided for in, or received by the Agent under or in connection with, this
Agreement or any other Ancillary Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Ancillary Agreement, or for any failure of the Borrowers or any other party to any Ancillary Agreement to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Ancillary Agreement, or to inspect the properties, books or records of Borrowers or any of Borrowers' Subsidiaries or Affiliates.

     9.4 RELIANCE BY AGENTS. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Ancillary Agreement unless it shall first receive such advice or concurrence of the Required Lenders and, if it so requests, confirmation from the Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Ancillary Agreement in accordance with a request or consent of the Required Lenders (unless the consent of all the Lenders is required in such case, in which case unanimous consent of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders. For purposes of determining compliance with the conditions specified in Section 2.11 or in any comparable provision of any amendment hereto, each Lender that has executed this Agreement or such amendment shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter either sent by an Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

     9.5 NOTICE OF DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Lenders of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with
Section 8; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

     9.6 CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter

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

taken, including any review of the affairs of Borrowers and their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and their Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the Ancillary Agreements, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers which may come into the possession of any of the Agent-Related Persons.

     9.7 INDEMNIFICATION. The Lenders shall indemnify upon demand any Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent or any Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees of attorneys for Agent) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Ancillary Agreement, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. To the extent that Agent or any Agent-Related Person shall thereafter be reimbursed by or on behalf of Borrowers for any amount paid by the Banks pursuant to this Section 9.7, such Person shall reimburse each Lender for its ratable share of any such amount. The undertaking in this Section shall survive the expiration or termination of the Commitments and payment of the Loans and other liabilities of Borrowers hereunder and the resignation or replacement of Agent. For the purposes of this Section 9.7, "INDEMNIFIED LIABILITIES" shall mean: any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable fees of attorneys for Agent) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Agent Related Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action

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

taken or omitted by any such Agent Related Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including (i) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Agent-Related Person, any Lender or any of their respective officers, directors, employees, counsel, agents or attorneys-in-fact is a party thereto.

     9.8 AGENT IN INDIVIDUAL CAPACITY. LaSalle and its Affiliates may make loans to, issue Letters of Credit for the account of, accept deposits from and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates as though it were not Agent hereunder and without notice to or consent of the Lenders.
The Lenders acknowledge that, pursuant to such activities, Agent or its Affiliates may receive information regarding Borrowers or their Affiliates (including information that may be subject to confidentiality obligations in favor of Borrowers or such Subsidiaries) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans, Agent and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though such Agent were not an Agent, and the terms Lender and Lenders include Agent and its Affiliates, to the extent applicable, in their individual capacities.

     9.9 SUCCESSOR AGENT. Agent may resign as an Agent upon 30 days' notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall, with the prior written consent of Borrowers, appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and with the prior written consent of Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term Agent shall mean such successor agent and the retiring Agent's appointment, powers and duties as an Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor agent has accepted appointment as an Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of an Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

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

10.  MISCELLANEOUS.
     -------------

     10.1  APPOINTMENT OF AGENT AS EACH BORROWER'S LAWFUL ATTORNEY-IN-FACT.
Each Borrower irrevocably designates, makes, constitutes and appoints Agent (and all persons designated by Agent) as such Borrower's true and lawful attorney and agent-in-fact and Agent, or Agent's agent, may, without notice to such Borrower:

          (A) At any time after the occurrence of and during the continuance of an Event of Default, endorse by writing or stamp each Borrower's name on any checks, notes, drafts or any other payment relating to and/or proceeds of the Collateral which come into the possession of Agent or under Agent's control and deposit the same to the account of Agent for application to the Liabilities;

          (B) At any time after the occurrence of and during the continuance of an Event of Default, in each Borrower's or Agent's name: (i) demand payment of the Collateral; (ii) enforce payment of the Collateral, by legal proceedings or otherwise; (iii) exercise all of each Borrower's rights and remedies with respect to the collection of the Collateral; (iv) settle, adjust, compromise, extend or renew the Accounts and the Special Collateral; (v) settle, adjust or compromise any legal proceedings brought to collect the Collateral; (vi) if permitted by applicable law, sell or assign the Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (vii) satisfy and release the Accounts and Special Collateral; (viii) take control, in any manner, of any item of payment or proceeds referred to in Section 3.3; (ix) prepare, file and sign each Borrower's name on any proof of claim in bankruptcy or similar document against any Account Debtor; (x) prepare, file and sign each Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Collateral; (xi) do all acts and things necessary, in Agent's sole discretion, to fulfill each Borrower's obligations under this Agreement; (xii) endorse by writing or stamp the name of each Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Collateral; and (xiii) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which each Borrower has access; and

          (C) At any time after the occurrence of and during the continuance of an Event of Default, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Agent and receive, open and dispose of all mail addressed to each Borrower.

     10.2 MODIFICATION OF AGREEMENT; SALE OF NOTES; PARTICIPATIONS. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Lenders, and then any such

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amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall extend or increase the amount of the Commitments, extend the final maturity of the Notes, reduce the principal thereof, reduce the fees hereunder or the rate of interest payable with respect to the Notes (other than pursuant to Section 2.1), reduce the aggregate Percentage required to effect an amendment, modification, waiver or consent, reduce the amount of or extend the date for the mandatory payments on the Notes, modify the definition of Borrowing Base, amend this Section 10.2 or permit any assignment by Borrowers of their obligations or rights hereunder or amend any covenants contained in Sections 7.1, 7.2 or 7.3, without the consent of the Required Lenders in each instance. No provision of this Agreement relating to the Agent shall be amended, modified or waived without the consent of Agent. No provision of Section 2.13 shall be amended, modified or waived without the consent of the Issuing Lender. No Borrower may not sell, assign, transfer or otherwise dispose of all or any portion of this Agreement or the Ancillary Agreements, including, without limitation, such Borrower's right, title, interest, remedies, powers, or duties. Each Borrower consents to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times, of this Agreement or the Ancillary Agreements, including, without limitation, such Lender's right, title, interest, remedies, powers, or duties. Each Borrower consents to any Lender's pledge of its rights under this Agreement, any Note issued hereunder or any Ancillary Agreement to the Federal Reserve Bank. Any Lender shall have the right to sell, assign or transfer all or part of any Note to one or more banks or other financial institutions, or to grant participations to one or more banks or other financial institutions, in or to any Loan hereunder and any Note held by such Lender upon three (3) days prior written notice to Borrowers (and if no Default or Event of Default has occurred and is continuing with the prior written consent of Borrowers) and the Agent together with, in the case of assignments only, execution and delivery to the Agent and the Borrowers of an Assignment Agreement substantially in the form of Exhibit P hereto and payment of a $5,000 fee to the Agent for processing such assignment. Borrowers hereby consent to the disclosure of any information obtained by the Agent or any Lender in connection herewith to any bank or other financial institution to which any Lender now or hereafter has sold, assigned or transferred, or sold or proposed to sell, assign or transfer, all or any part of any Note or any participation interest in any Loan or Note. Upon the sale, transfer or assignment of all or a portion of any Note pursuant to one or more Assignment Agreements, Borrowers shall, upon the request of the assigning Lender, execute a new note or notes in a form substantially similar to the Note or Notes so replaced. Each such transferee shall be deemed to be a Lender under this Agreement. Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder prior to the receipt by Agent and Borrowers of written notice of such transfer. Each Lender represents that it is the present intention of such Lender to acquire each Note drawn to its order for its own account and not with a view to the distribution or sale thereof, subject, nevertheless, to the necessity that such Lender remain in control at all times of the disposition of property held by it for its own account; it being understood that the foregoing representation shall not affect the character of the Loans as commercial lending transactions.

     10.3 ATTORNEYS' FEES AND EXPENSES; AGENT AND EACH LENDER'S OUT-OF-POCKET EXPENSES. If, at any time or times, whether prior or subsequent to the date of this Agreement

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and regardless of the existence of a Default or an Event of Default, Agent and each Lender incurs reasonable legal or other costs and expenses or employs counsel, accountants or other professionals for advice or other representation or services in connection with:

          (A) The preparation, negotiation and execution of this Agreement, all Ancillary Agreements, any amendment of or modification of this Agreement or the Ancillary Agreements;

          (B) Any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, a Borrower or any other Person) in any way relating to the Collateral, this Agreement, the Ancillary Agreements or Borrowers' affairs;

          (C) Any attempt to enforce any rights of Agent or any Lender against a Borrower or any other Person which may be obligated to Agent or such Lender by virtue of this Agreement or the Ancillary Agreements, including, without limitation, the Account Debtors;

          (D) Any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any of the Collateral; or

          (E) Any inspection, verification, protection, collection, sale, liquidation or other disposition of any of the Collateral, including without limitation, Agent's periodic field audits and audits of a Borrower's books and records;

     then, in any such event, the reasonable attorneys' and paralegals' fees and expenses arising from such services and all reasonably incurred expenses, costs, charges and other fees of or paid by Agent (or any Lender after the occurrence of and during the continuation of an Event of Default) in any way or respect arising in connection with or relating to any of the events or actions described in this Section 10.3 shall be payable by Borrowers, jointly and severally, to Agent (or any Lender after the occurrence of and during the continuation of an Event of Default) upon demand and shall be additional Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include accountants' fees, costs and expenses; court costs, fees and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; courier charges; telegram and telecopy charges.

     10.4 NO OFFSET; RIGHT TO CHARGE ACCOUNTS. All payments due to Agent or any Lender shall be made in immediately available funds, without setoff or counterclaim. At Agent's or any Lender's sole discretion, Agent or such Lender may charge against any demand account of a Borrower all or any part of the Liabilities which are due and payable.

     10.5 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be

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

ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     10.6 PARTIES; ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the respective successors and assigns of each Borrower, Agent and each Lender. Each Borrower's successors and assigns shall include, without limitation, a trustee, receiver or debtor-in-possession of or for such Borrower. Nothing contained in this Section
10.6 shall be deemed to modify Section 10.2. This Agreement is the complete statement of the agreement by and among Borrowers, Agent and each Lender and supersedes all prior negotiations, understandings and representations between them with respect to the subject matter of this Agreement.

     10.7 CONFLICT OF TERMS. The provisions of the Ancillary Agreements are incorporated in this Agreement by this reference. Except as otherwise provided in this Agreement and except as otherwise provided in the Ancillary Agreement, by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any Ancillary Agreement, the provision contained in this Agreement shall govern and control.

     10.8 WAIVER BY BORROWERS. Except as otherwise provided for in this Agreement, each Borrower waives (i) presentment, demand and protest, notice of protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which such Borrower may in any way be liable and hereby ratifies and confirms whatever Agent or such Lender may do in this regard; (ii) all rights to notice and a hearing prior to Agent's or any Lender's taking possession or control of, or Agent's or any Lender's replevy, attachment or levy upon the Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of Agent's or any Lender's remedies; and (iii) the benefit of all valuation, appraisement, extension and exemption laws. Each Borrower acknowledges that it has been advised by its own counsel with respect to this Agreement and the transactions evidenced by this Agreement.

     10.9 WAIVER AND GOVERNING LAW. THE LOANS EVIDENCED HEREBY HAVE BEEN MADE, AND THIS AGREEMENT HAS BEEN DELIVERED, AT CHICAGO, ILLINOIS, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS. EACH BORROWER
(I) WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS; (II) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN COOK COUNTY, ILLINOIS, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS;

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

(III) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT SUCH BORROWER MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING; (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (V) AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST AGENT, ANY LENDER OR ANY OF AGENT'S OR LENDER'S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR PROPERTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS IN ANY COURT OTHER THAN ONE LOCATED IN COOK COUNTY, ILLINOIS. EACH BORROWER WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN SECTION 10.10. SHOULD SUCH BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SERVED WITHIN THIRTY
(30) DAYS AFTER THE RECEIPT THEREOF, IT SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR IMPAIR LENDER'S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR LENDER'S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST SUCH BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

     10.10 NOTICE. Except as otherwise provided in this Agreement, any notice required shall be in writing and shall be deemed to have been validly served, given or delivered upon (i) delivery in person, by messenger or overnight courier service, (ii) the day after transmission by facsimile, (iii) or five (5) Business Days after deposit in the United States certified or registered mails, with proper postage prepaid, addressed to the party to be notified as follows:

           (a)  If to Agent, at:

                    LaSalle Bank National Association
                    135 South LaSalle
                    Chicago, Illinois 60603
                    Attention:  Meghan C. Blake
                    Fax:  (312) 904-0409

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

                with a copy to:

                    Ungaretti & Harris
                    3500 Three First National Plaza
                    Chicago, Illinois 60602
                    Attention:  Julie K. Seymour, Esq.
                    Fax:  (312) 977-4405


           (b)  If to Borrowers, at:

                    SalesLink Corporation
                    InSolutions, Incorporated
                    On-Demand Solutions, Inc.
                    Pacific Direct Marketing Corp.
                    SalesLink Mexico Holding Corp.
                    c/o SalesLink Corporation
                    425 Medford Street
                    Charlestown, Massachusetts  02129
                    Attention: Robert Lieberman
                    Fax:  (617) 886-4550

                with a copy to:

                    (prior to November 5, 2001)
                    Palmer & Dodge, LLP
                    One Beacon Street
                    Boston, Massachusetts 02108
                    Attention:  John C. Kacoyannakis
                    Fax: (617) 227-4420

                    (on or after November 5, 2001)
                    Palmer & Dodge, LLP
                    111 Huntington Avenue
                    at Prudential Plaza
                    Boston, Massachusetts 02199
                    Attention:  John C. Kacoyannakis
                    Fax: (617) 227-4420

           (c) If to any Lender, addressed to such Lender at the address shown below its signature as its domestic office address or to such other address or facsimile number as each party may designate for itself by like notice.

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     10.11  SECTION TITLES, ETC.  The section titles and table of contents, if any, contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. All Exhibits and Schedules which are referred to herein or attached hereto are incorporated by reference.

     10.12 MUTILATED, DESTROYED, LOST AND STOLEN NOTES. If any mutilated Note is surrendered to the Borrowers, the Borrowers shall execute therefor a new Note with the same principal amount, containing identical terms and provisions. If there shall be delivered to the Borrowers (a) evidence to its satisfaction of the destruction, loss or theft of any Note and (b) such security or indemnity as may be required by them to hold the Borrowers and any agent of the Borrowers harmless, then, in the absence of notice to the Borrowers that such Note has been acquired by a bona fide purchaser, the Borrowers shall execute and deliver, in lieu of any such destroyed, lost or stolen Note or in exchange for such Note, a new Note with the same principal amount, containing identical terms and provisions. Upon the issuance of any new Note under this Section, the Borrowers may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith. Every new Note, issued pursuant to this Section in lieu of any destroyed, lost or stolen Note, shall constitute an original contractual obligation of the Borrowers, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement.

11.  CROSS-GUARANTY.
     --------------

     11.1 CROSS-GUARANTY. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Agent and each Lender and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Liabilities owed or hereafter owing to Agent and each Lender by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 11 shall not be discharged until payment and performance, in full, of the Liabilities has occurred, and that its obligations under this Section 11 shall be absolute and unconditional, irrespective of, and unaffected by, the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Ancillary Agreement or any other agreement, document or instrument to which any Borrower is or may become a party; the absence of any action to enforce this Agreement (including this Section 11) or any other Ancillary Agreement or the waiver or consent by Agent and each Lender with respect to any of the provisions thereof; the existence, value or condition of, or failure to perfect its Lien against, any security for the Liabilities or any action, or the absence of any action, by Agent and each Lender in respect thereof (including the release of any such security); the insolvency of any Borrower; or any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Liabilities guaranteed hereunder.

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

     11.2 WAIVERS BY BORROWERS. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or any Lender to marshal assets or to proceed in respect of the Liabilities guaranteed hereunder, against any other party or against any security for the payment and performance of the Liabilities before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and each Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the Ancillary Agreements and that, but for the provisions of this
Section 11.2 and such waivers, Agent and the Lenders would decline to enter into this Agreement.

     11.3 BENEFIT OF GUARANTY. Each Borrower agrees that the provisions of this Section 11.3 are for the benefit of Agent and each Lender and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or any Lender, the obligations of such other Borrower under this Agreement and the Ancillary Agreements.

     11.4 SUBORDINATION OF SUBROGATION, ETC. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, and except as set forth in Section 11.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Liabilities any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Liabilities are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and each Lender and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 11, and that Agent, each Lender and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this
Section 11.4.

     11.5 ELECTION OF REMEDIES. If Agent or any Bank may, under applicable law, proceed to realize its benefits under this Agreement or any Ancillary Agreement giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 11. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Liabilities. In the event Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or this Agreement or any Ancillary Agreements, Agent or such Lender may bid all or less than the

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

amount of the Liabilities and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Liabilities. The amount of the successful bid at any such sale, whether Agent, such Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Liabilities shall be conclusively deemed to be the amount of the Liabilities guaranteed under this Section 15, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

     11.6 LIMITATION. Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Section 11 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and (ii) the amount that could be claimed by Agent and Lenders from such Borrower under this Section 11 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 11.7.

     11.7 CONTRIBUTION WITH RESPECT TO GUARANTY OBLIGATIONS. To the extent that any Borrower shall make a payment under this Section 11 of all or any of the Liabilities (other than Loans made directly to that Borrower) (a "GUARANTOR PAYMENT") that exceeds the amount such Borrower would otherwise have paid if each Borrower had paid the aggregate Liabilities satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Liabilities and termination of the Commitments) such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the "ALLOCABLE AMOUNT" of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 11 without rendering such claim voidable or avoidable under
Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. This Section 11.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 11.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 11.7. Nothing contained in this Section 11.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable. The parties hereto acknowledge that the rights of contribution and

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

indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing. The rights of the indemnifying Borrowers against other Borrower under this Section 11.7 shall be exercisable upon the full and indefeasible payment of the Liabilities and the termination of the Commitments.

     11.8 LIABILITY CUMULATIVE. The liability of Borrowers under this Section 11 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and each Lender under this Agreement and the Ancillary Agreements to which such Borrower is a party or in respect of any Liabilities or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

                            [signature page follows]

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

  This Agreement has been duly executed as of the day and year first written above.

                              BORROWERS:
                              ---------

                              SALESLINK CORPORATION
                              a Delaware corporation

                              By: /s/ Bryce C. Boothby Jr.
                                  ------------------------
                              Name: Bryce C. Boothby Jr.
                                    --------------------
                              Title: CEO


                              INSOLUTIONS INCORPORATED
                              a Delaware corporation

                              By: /s/ Bryce C. Boothby Jr.
                                  ------------------------
                              Name: Bryce C. Boothby Jr.
                                    --------------------
                              Title: CEO


                              ON-DEMAND SOLUTIONS, INC.
                              a Massachusetts corporation

                              By: /s/ Bryce C. Boothby Jr.
                                  ------------------------
                              Name: Bryce C. Boothby Jr.
                                    --------------------
                              Title: CEO


                              PACIFIC DIRECT MARKETING CORP.
                              a California corporation

                              By: /s/ Bryce C. Boothby Jr.
                                  ------------------------
                              Name: Bryce C. Boothby Jr.
                                    --------------------
                              Title: CEO


                              SALESLINK MEXICO HOLDING CORP.
                              a Delaware corporation

                              By: /s/ Bryce C. Boothby Jr.
                                  ------------------------
                              Name: Bryce C. Boothby Jr.
                                    --------------------
                              Title: CEO

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

                              LENDERS:
                              -------

                              LASALLE BANK NATIONAL ASSOCIATION,
                              as a Lender and as Agent


                              By: /s/ Meghan C. Blake
                                  -------------------
                              Name: Meghan C. Blake
                                   ----------------
                              Title: Vice President

                              Address
                              -------
                              LaSalle Bank National Association
                              135 South LaSalle
                              Chicago, Illinois 60603
                              Attention:  Meghan Blake
                              Fax:  (312) 904-0409


                              CITIZEN'S BANK OF MASSACHUSETTS,
                              as a Lender


                              By: /s/ Ralph Letner
                                  ----------------
                              Name: Ralph Letner
                                    ------------
                              Title: Vice President


                              Address
                              -------
                              Citizen's Bank of Massachusetts
                              53 State Street
                              8th Floor
                              Boston, Massachusetts 02109
                              Attention: Ralph Letner
                              Fax: (617) 742-9548

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